Exhibit 10.1

CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT BIOGEN INC. TREATS AS PRIVATE OR CONFIDENTIAL.
JOINT VENTURE AGREEMENT

THIS JOINT VENTURE AGREEMENT (this “Agreement”) is entered into as of the 6th day of December 2011 by and between:

(1)    Samsung BioLogics Co., Ltd., a company organized and existing under the laws of Korea with its principal offices at 27th Floor, Samsung Electronics Building, 1320-10 Seocho 2-dong, Seocho-gu, Seoul 137-857, Korea (“Samsung”); and

(2)    Biogen Idec Therapeutics Inc., a company organized and existing under the laws of Delaware, U.S.A. with its principal offices at 14 Cambridge Center, Cambridge, Massachusetts 02142, U.S.A. (“Biogen”).

Biogen and Samsung are hereinafter referred to collectively as the “Parties” and individually as a “Party”.

W I T N E S S E T H:

WHEREAS, Samsung and Biogen have agreed to enter into a joint venture (the “Joint Venture”) for the purpose of development, manufacture, commercialization, distribution and sale of Biosimilar Pharmaceutical Products;

WHEREAS, in order to carry out the Joint Venture, the Parties intend to form a Korean stock corporation (the “Company”); and

WHEREAS, Samsung and Biogen desire to enter into this Agreement to memorialize their mutual agreements and understandings on the establishment, financing, operation and management of the Company and their respective rights and obligations relative thereto.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements hereinbelow contained, and intending to be legally bound hereby, the Parties agree as follows:

Article 1.Definitions

1.1Definitions. The terms defined in this Article shall have the meanings ascribed to them herein whenever they are used in this Agreement, unless otherwise clearly indicated by the context.

“Acquired TP Biosimilar” shall have the meaning set forth in Section 15.2(a).

“Additional Product” shall mean any Biosimilar Pharmaceutical Product based on an Additional Reference Product, including a Combination Product containing any such Biosimilar Pharmaceutical Product.

“Additional Reference Product” shall mean any biopharmaceutical reference product (other than the Initial Reference Products, and Biogen Reserved Products) (i) agreed by the Parties in writing and determined by the General Meeting of Shareholders to be an Additional Reference Product at any time during the Biogen Consent Period or (ii) determined by the General Meeting of Shareholders to be an Additional Reference Product at any time after the expiration of the Biogen Consent Period.

“Affected CMO” shall have the meaning set forth in Section 6.5(f).

“Affiliate” shall mean, as of any point in time and for so long as such relationship continues to exist with respect to any Person, (i) any other Person that, directly or indirectly, Controls such Person or is Controlled by such Person or is under common Control with such Person and (ii) any director, officer or general partner of such Person or of any other Person falling under clause (i) above; provided, however, that neither Party nor any of the Parties’ respective Affiliates shall be deemed to be an Affiliate of the Company.

“Antitrust Approvals” shall mean the approval of the establishment of the Company by the Parties pursuant to the terms of this Agreement (i) by the Korean Fair Trade Commission (under the Monopoly Regulation and Fair Trade Act of Korea), and (ii) if required under applicable law, by the competition authorities of other relevant jurisdictions set forth in Schedule V; provided that each such approval shall be unconditional or subject to conditions reasonably acceptable to both Parties.

“Appointing Party” shall mean the non-breaching Party under Section 13.7, the Terminating Party under Section 17.5 or the Non-Responsible Party under Section 15.2(a), as the case may be.

“Arbitral Rules” shall have the meaning set forth in Section 18.2(a).

“Arbitration Tribunal” shall have the meaning set forth in Section 18.2(a).

“Articles of Incorporation” shall mean the Articles of Incorporation of the Company, as amended from time to time.

“Biogen CMO” shall have the meaning set forth in Section 6.5.

“Biogen Consent Period” shall mean the period consisting of (i) the Initial Funding Period and (ii) an additional period thereafter, if any, during which (x) the Shareholding of Samsung is equal to or greater than fifty-one percent (51%) and (y) the Shareholding of Biogen is greater than ten percent (10%).

“Biogen Option” shall have the meaning set forth in Section 4.1.

“Biogen Option Period” shall have the meaning set forth in Section 4.1.

“Biogen Option Shares” shall have the meaning set forth in Section 4.1.

“Biogen Parent” shall mean Biogen Idec Inc., a company organized and existing under the laws of Delaware, U.S.A. with its principal offices at133 Boston Post Road, Weston, Massachusetts, U.S.A.

“Biogen Parent Guarantee” shall have the meaning set forth in Section 20.1(a).

“Biogen Reserved Products” shall mean those biopharmaceutical reference products listed on Schedule VI.

“Biosimilar Pharmaceutical Product” shall mean an antibody product, FC fragment or fusion protein composed of macromolecules, which contains the same principal molecular structural features (but not necessarily all of the same structural features) and is intended to be sufficiently similar to an approved biopharmaceutical reference product to permit the biosimilar applicant to rely for approval on certain existing scientific knowledge about the safety and effectiveness of such approved biopharmaceutical reference product.

“Board” shall mean the duly constituted board of directors of the Company.

“Business Day” shall mean a day on which banks are open for normal banking business in Seoul, Korea, Boston, Massachusetts and New York, New York (excluding Saturdays).

“Buyout” shall have the meaning set forth in Section 17.6.

“Buyout Date” shall have the meaning set forth in Section 17.6(a).

“Buyout Notice” shall have the meaning set forth in Section 17.6.

“Buyout Price” shall have the meaning set forth in Section 17.6(d).

“Buyout Shares” shall have the meaning set forth in Section 17.6.

“Change of Control” shall mean (a) in the case of Biogen, Biogen Idec Inc. ceasing to have direct or indirect Control over Biogen other than pursuant to one or more internal corporate restructurings or reorganizations which result in Biogen being Controlled directly or indirectly by an Affiliate of Biogen Idec Inc.; and (b) and in the case of Samsung, Samsung ceasing to be a company belonging to the Samsung Group (as defined under the Monopoly Regulation and Fair Trade Act of Korea).
“Closing” shall have the meaning set forth in Section 3.1.

“Closing Date” shall have the meaning set forth in Section 3.1.

“CoC Acquisition” shall have the meaning set forth in Section 15.2(a).

“Combination Product” shall mean any pharmaceutical product containing both (a) a Biosimilar Pharmaceutical Product based on a Reference Product and (b) one or more pharmaceutically active compounds or substances that do not constitute an Initial Product or an Additional Product.
“Commercialization Agreements” shall have the meaning set forth in Section 6.7.

“Commercially Reasonable Efforts” shall mean, with respect to the efforts to be exercised by a Party or the Company with respect to any objective, reasonable, diligent, good faith efforts to accomplish such objective as a similarly situated (with respect to size, stage of development and assets) biotechnology or pharmaceutical company or its principal shareholder, as the case may be (or, in the case of Biogen, a similarly situated biotechnology or pharmaceutical company with size, stage of development and assets comparable to Biogen Idec MA Inc. or its successor in interest), would use to accomplish a similar objective under similar circumstances exercising reasonable business judgment.

“Company” shall have the meaning set forth in the second WHEREAS clause.

“Conditions Precedent” shall have the meaning set forth in Section 3.1.

“Confidential Information” shall have the meaning set forth in Section 14.1.

“Control” shall mean the power and ability to direct the management and policies of the controlled enterprise, whether directly or indirectly through one or more intermediaries, through ownership of voting securities of the controlled enterprise or by contract or otherwise; and the terms “Controls,” “Controlled” and “Controlling” shall be construed accordingly.

“Directors” shall mean the duly elected members of the Board and “Director” shall mean a duly elected member of the Board.

“Disclosing Party” shall have the meaning set forth in Section 14.1.

“Exempted Program” shall have the meaning set forth in Section 15.2(a).

“Fair Market Value” shall mean, with respect to any Share(s), the fair market value of such Share(s) of the Company as determined by a reputable independent appraiser experienced in the valuation of enterprises in Korea that is appointed by the Appointing Party considering the Company as a going concern and assuming a sale and purchase transaction between a willing seller and a willing buyer; provided, however, that such appraiser shall be selected pursuant to the procedures set forth in Schedule IV hereto.

“General Meeting of Shareholders” shall mean a duly constituted general meeting of Shareholders of the Company.

“Government Approvals” of any action to be taken by a Party hereunder shall mean such approval, authorization or confirmation of, consent to, or acceptance of report on the action,

together with such licenses, permits or other permissions reasonably required for the action, all as the applicable statutes, decrees, rules, regulations and rulings of governmental authority may require to be obtained in connection with such action from any governmental authority or political subdivision thereof.

“IBA Rules” shall have the meaning set forth in Section 18.2(g).

“ICC” shall have the meaning set forth in Section 18.2(a).

“IFRS” shall mean the International Financial Reporting Standards issued by the International Accounting Standards Board.

“Initial Capital” shall have the meaning set forth in Section 2.5.

“Initial Development Plans” shall mean the initial development plans attached hereto as Exhibit C and as may be adjusted and amended pursuant to Section 6.5(a), which includes indicative criteria relating to the progression of the Initial Products around such areas as timelines, responsibilities and activities to be performed.

“Initial Funding Period” shall mean the period from the Closing Date until the earlier of (i) Biogen’s exercise of the Biogen Option and the purchase of the Biogen Option Shares pursuant thereto and (ii) the expiration of the Biogen Option Period.

“Initial Product” shall mean any Biosimilar Pharmaceutical Product based on an Initial Reference Product, including a Combination Product containing any such Biosimilar Pharmaceutical Product.

“Initial Reference Product” shall mean [***].

“Intellectual Property” shall mean (i) any intellectual property or related proprietary rights in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including such rights in (A) all inventions, invention disclosures and improvements thereto (whether patentable or unpatentable and whether or not reduced to practice), all issued patents and pending patent applications, any divisions, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations and extensions thereof and any counterparts claiming priority therefrom, and all utility models, design patents, patents of importation/confirmation, certificates of invention, certificates of registration and similar rights, (B) all trademarks, service marks, certification marks, trade dresses, logos, trade names and corporate names, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (C) all works of authorship (whether or not copyrightable), all copyrights, all moral rights and all applications, registrations and renewals in connection therewith, (D) all trade secrets and confidential business information and any rights to limit the use or disclosure thereof by any Person (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (E) all computer software, operating systems, data files, source and object codes, user interfaces, manuals, databases, technical specifications and documentation, and (F) all mask works, designs and Internet domain names, (ii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium) and (iii) any goodwill associated with the foregoing.

“IP License Agreement” shall have the meaning set forth in Section 6.1.

“Issue Notice” shall have the meaning set forth in Section 5.3(a).

“Joint Venture” shall have the meaning set forth in the first WHEREAS clause.

“Korea” shall mean the Republic of Korea.

“Korean Won” and “KRW” shall mean the lawful currency of Korea.

“Manufacturing Agreements” shall have the meaning set forth in Section 6.5.

“Non-Responsible Party” shall have the meaning set forth in Section 15.2(a).

“Non-Terminating Party” shall have the meaning set forth in Section 17.5.

“Non-Transferring Party” shall have the meaning set forth in Section 13.3(a).

“Person” shall mean an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision or department or agency of a government.

“President Arbitrator” shall have the meaning set forth in Section 18.2(b).

“Private Label Product” shall mean an innovator molecule sold or manufactured by its marketer or manufacturer, which is packaged and sold under a different brand name for the purpose of distinguishing an offering of such innovator molecule from its branded counterpart.

“Product” shall mean any Initial Product and any Additional Product.

“Receiving Party” shall have the meaning set forth in Section 14.1.

“Reference Product” shall mean any Initial Reference Product and any Additional Reference Product.

“Representative Director” shall mean the duly elected representative director of the Company.

“Responsible Party” shall have the meaning set forth in Section 15.2(a).

“Restricted Period” shall have the meaning set forth in Section 13.1.

“Samsung Assets” shall have the meaning set forth in Section 6.1A.

“Samsung CMO” shall have the meaning set forth in Section 6.5.

“Samsung Option” shall have the meaning set forth in Section 4.2.

“Samsung Option Period” shall have the meaning set forth in Section 4.2.

“Samsung Option Shares” shall have the meaning set forth in Section 4.2.

“Samsung Parent” shall mean, as determined by Samsung and notified to Biogen prior to the Closing, any one of, or collectively all of, Samsung Electronics Co., Ltd., Samsung Everland, Inc. and Samsung C&T Corporation, each a Korean corporation.

“Samsung Parent Guarantee” shall have the meaning set forth in Section 20.1(b).

“Senior Officer(s)” shall have the meaning set forth in Section 8.3.

“Service Agreement” shall have the meaning set forth in Section 6.3.

“Shares” shall mean shares of voting common stock of the Company with a par value of Five Thousand Korean Won (KRW5,000) each; except where the context does not permit such construction, all references to the Shares of a Party shall be deemed to include Share Equivalents, if any, held by that Party (calculated for this purpose as if all Share Equivalents had been fully converted into, exchanged for or exercised for subscription of Shares).

“Share Equivalents” shall mean convertible bonds, warrants, options (other than the Biogen Option or the Samsung Option) or other similar instruments or securities which are convertible into or exchangeable for, or which carry a right to subscribe for, Shares.

“Shareholder” shall mean a registered owner of Shares.

“Shareholding” shall mean the ratio of the Shares held by a Party over the total issued and outstanding Shares of the Company or (as the context may require) the number of Shares held by a Party; except where the context does not permit such construction, all references to the Shareholding of a Party shall be deemed to include Share Equivalents, if any, held by that Party (calculated for this purpose as if all Share Equivalents had been fully converted into, exchanged for or exercised for subscription of Shares).

“Statutory Auditor” shall mean a duly elected statutory auditor of the Company.

“Terminating Party” shall have the meaning set forth in Section 17.5.

“Third Party” shall mean any Person other than Biogen, Samsung or their respective Affiliates.

“Third Party Biosimilar” shall have the meaning set forth in Section 15.2(a).

“Third Party Purchaser” shall have the meaning set forth in Section 5.3(a).

“Third Party Shares” shall have the meaning set forth in Section 5.3(a).

“Transfer Notice” shall have the meaning set forth in Section 13.3(a).

“Transferring Party” shall have the meaning set forth in Section 13.3(a).

“United States Dollar” or “US$” shall mean the lawful currency of the United States of America.

1.2Interpretation. Unless otherwise required by the context or unless otherwise specified herein, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (c) the word “will” shall be construed to have the same meaning and effect as the word “shall,” (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits or Schedules shall be construed to refer to Articles, Sections, Exhibits or Schedules of this Agreement, and references to this Agreement include all Exhibits and Schedules hereto, (h) the word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or.”

Article 2. Organization and Capitalization of the Company

2.1Incorporation. As soon as practicable following the Closing, Biogen and Samsung shall establish and register the Company as a stock corporation (“chu-shik-hoe-sa”) in accordance with the laws of Korea. The Parties shall both serve as promoters for the establishment of the Company and agree that the Company shall not be established or registered unless approved by both promoters; provided, however, that once the Closing occurs in accordance with Article 3, neither Party shall withhold or delay its approval of the establishment and registration of the Company.

2.2Corporate Name. The name of the Company shall be determined by Samsung with the prior consent of Biogen (which consent shall not be unreasonably withheld or delayed) prior to the incorporation of the Company.

2.3Business Objective. The business objectives and activities of the Company shall be limited to the development, manufacture, commercialization, distribution and sale of Biosimilar Pharmaceutical Products and any and all activities related or incidental thereto.

2.4Articles of Incorporation. The Parties shall adopt initial Articles of Incorporation for the Company at the time of its incorporation in the form attached hereto as Exhibit A. In the event any conflict or discrepancy arises between the Articles of Incorporation and the terms of this Agreement (as amended from time to time), the Parties shall promptly take and cause to be taken all necessary actions to amend the Articles of Incorporation so that it will conform to and be consistent with the terms of this Agreement; provided that until such time as the Articles of Incorporation are so amended, the terms of this Agreement shall control between the Parties to the maximum extent permitted by applicable law.

2.5Capitalization of the Company. The Company shall be initially capitalized with paid-in capital of KRW330,000,000,000 (the “Initial Capital”), of which amount KRW280,500,000,000 shall be contributed by Samsung and KRW49,500,000,000 shall be contributed by Biogen. The first installment of such capital contributions of the Parties shall be made at the Closing as set forth below.

Date of Contribution            Samsung            Biogen

    Closing Date            KRW139,995,000,000    KRW24,705,000,000

Following the Closing, the Parties shall contribute the remaining portion of the Initial Capital in proportion to their respective Shareholdings in such installments and at such times as the Board determines; provided that the Company shall give the Parties at least thirty (30) days’ prior written notice of each such additional capital contribution. All contributions of the Initial Capital by Samsung and Biogen shall be made in cash.

2.6Issuance of Shares by the Company. In return for the capital contributions made by the Parties pursuant to Section 2.5 above (the aggregate amount of which shall be KRW330,000,000,000), the Company shall issue Shares to the Parties at the issue price of Fifty Thousand Korean Won (KRW50,000) per Share, and upon completion of all such capital contributions described in Section 2.5 to the Company, Samsung and Biogen shall respectively own the following Shares:

    Party    Number of Shares    Ownership Percentage

    Samsung    5,610,000 Shares    85%
    Biogen    990,000 Shares    15%

Article 3. Closing of Subscription of Shares

3.1Closing Date. Subject to the fulfillment of the conditions precedent specified in Sections 3.2 and 3.3 (the “Conditions Precedent”), the subscription of Shares by the Parties as contemplated herein shall be consummated at a closing (the “Closing”) to be held at 10:00 a.m., Korea time, on February 28, 2012 at the Seocho offices of Samsung located at 27th Floor, Samsung Electronics Building, 1320-10 Seocho 2-dong, Seocho-gu, Seoul 137-857, Korea; provided, however, that if all of the Conditions Precedent have not been satisfied (or waived by the Party entitled to waive the relevant Condition Precedent) as of that date, the Closing shall take place on: (i) the third (3rd) Business Day following the satisfaction or waiver (by the Party entitled to waive the relevant Condition Precedent) of all of the Conditions Precedent to the Closing and the prompt notification thereof by the Party satisfying or waiving the Conditions Precedent to the other Party; or (ii) at such other time as the Parties may agree in writing (such date and time being herein referred to as the “Closing Date”).

3.2Conditions Precedent to Biogen’s Obligation to Subscribe for Shares at Closing. The obligation of Biogen to complete the Closing hereunder shall be subject to the fulfillment prior to or at the Closing of each of the following conditions, any one or more of which may be waived by Biogen at its sole discretion:

a.Samsung shall have performed and complied with, in all material respects, all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the time of Closing;

b.All of the representations and warranties made by Samsung in this Agreement shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date;

c.No order, injunction, decision or ruling shall have been made or issued by any court, arbitration tribunal or other governmental authority that disallows, challenges, enjoins, prohibits or imposes any damages, penalties or restrictions on, or otherwise makes illegal the consummation of, the transactions contemplated by this Agreement;

d.No suit, action or other legal proceeding shall be pending or threatened against Samsung before any court, arbitration tribunal or other governmental authority, which seeks to disallow, challenge, enjoin, prohibit or impose any damages, penalties or restrictions on, or otherwise make illegal the consummation of, the transactions contemplated by this Agreement, and no investigation that could reasonably be expected to result in any such suit, action or proceeding shall be pending or threatened against Samsung;

e.The Antitrust Approvals shall have been duly obtained;

f.All other Government Approvals and all authorizations, consents, approvals and waivers from any Person other than governmental authorities required to be obtained by Samsung in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby shall have been duly obtained;

g.The Parties shall have finalized and agreed on the forms of (i) the Service Agreement to be entered into between the Company and Biogen and/or its Affiliates pursuant to Section 6.3 and (ii) the Manufacturing Agreements to be entered into between the Company and the Samsung CMO and between the Company and the Biogen CMO pursuant to Section 6.5;

h.Samsung shall have taken all corporate action necessary to approve the consummation of the transactions contemplated by this Agreement; and

i.Samsung shall, on behalf of Samsung Parent, have delivered to Biogen an executed copy of the Samsung Parent Guarantee described in Section 20.1(b).

3.3Conditions Precedent to Samsung’s Obligation to Subscribe for Shares at Closing. The obligation of Samsung to complete the Closing hereunder shall be subject to the fulfillment prior to or at the Closing of each of the following conditions, any one or more of which may be waived by Samsung at its sole discretion:

a.Biogen shall have performed and complied with, in all material respects, all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the time of Closing;

b.All of the representations and warranties made by Biogen in this Agreement shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date;

c.No order, injunction, decision or ruling shall have been made or issued by any court, arbitration tribunal or other governmental authority that disallows, challenges, enjoins, prohibits or imposes any damages, penalties or restrictions on, or otherwise makes illegal the consummation of, the transactions contemplated by this Agreement;

d.No suit, action or other legal proceeding shall be pending or threatened against Biogen before any court, arbitration tribunal or other governmental authority, which seeks to disallow, challenge, enjoin, prohibit or impose any damages, penalties or restrictions on, or otherwise make illegal the consummation of, the transactions contemplated by this Agreement, and no investigation that could reasonably be expected to result in any such suit, action or proceeding shall be pending or threatened against Biogen;

e.The Antitrust Approvals shall have been duly obtained;

f.All other Government Approvals and all authorizations, consents, approvals and waivers from any Person other than governmental authorities required to be obtained by Biogen in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby shall have been duly obtained;

g.The Parties shall have finalized and agreed on the forms of (i) the Service Agreement to be entered into between the Company and Biogen and/or its Affiliates pursuant to Section 6.3 and (ii) the Manufacturing Agreements to be entered into between the Company and the Samsung CMO and between the Company and the Biogen CMO pursuant to Section 6.5;

h.Biogen shall have taken all corporate actions necessary to approve the consummation of the transactions contemplated by this Agreement and Biogen shall have taken all corporate actions necessary to approve the consummation of the transactions contemplated by the IP License Agreement; and

i.Biogen shall, on behalf of the Biogen Parent, have delivered to Samsung an executed copy of the Biogen Parent Guarantee described in Section 20.1(a).

3.4Closing Deliveries of Biogen. At the Closing, Biogen shall pay the subscription price for the Shares to be subscribed for by it at the Closing pursuant to Sections 2.5 and 2.6 by means of a wire transfer in immediately available funds to a share subscription account established for the Company. In addition, at the Closing, Biogen shall deliver, or have delivered, to Samsung the following:

a.A certificate of a duly authorized officer of Biogen, which shall be dated as of the Closing Date, certifying (i) that the representations and warranties of Biogen contained in this Agreement are true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of such date and (ii) that all other Conditions Precedent set forth in Section 3.3 have been fulfilled;

b.An instrument evidencing that Biogen has duly taken all corporate actions necessary to approve the consummation of the transactions contemplated by this Agreement;

c.An instrument evidencing that Biogen has duly taken all corporate actions necessary to approve the consummation of the transactions contemplated by the IP License Agreement;

d.An executed copy of the Biogen Parent Guarantee and an instrument evidencing that Biogen Parent has duly taken all corporate actions necessary to approve the execution, delivery and performance of the Biogen Parent Guarantee; and

e.Such other certificates, instruments and documents as may be reasonably requested by Samsung as evidence of the fulfillment of the Conditions Precedent set forth in Section 3.3.

3.5Closing Deliveries of Samsung. At the Closing, Samsung shall pay the subscription price for the Shares to be subscribed for by it pursuant to Sections 2.5 and 2.6 by means of a wire transfer in immediately available funds to a share subscription account established for the Company. In addition, at the Closing, Samsung shall deliver, or have delivered, to Biogen the following:

a.A certificate of a duly authorized officer of Samsung, which shall be dated as of the Closing Date, certifying (i) that the representations and warranties of Samsung contained in this Agreement are true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of such date and (ii) that all other Conditions Precedent set forth in Section 3.2 have been fulfilled;

b.An instrument evidencing that Samsung has duly taken all corporate actions necessary to approve the consummation of the transactions contemplated by this Agreement;

c.An executed copy of the Samsung Parent Guarantee and an instrument evidencing that Samsung Parent has duly taken all corporate actions necessary to approve the execution, delivery and performance of the Samsung Parent Guarantee;

d.An English version of a valuation report issued by an independent Third Party appraisal institution in respect of the Samsung Assets; and

e.Such other certificates, instruments and documents as may be reasonably requested by Biogen as evidence of the fulfillment of any of the Conditions Precedent set forth in Section 3.2.

Article 4. Biogen Option and Samsung Option

4.1Biogen Option. Biogen shall have an option (the “Biogen Option”) to increase its Shareholding in the Company to be equal to (but not less than) (i) fifty percent (50%) of the combined Shareholding (including Share Equivalents) of Samsung (and its Affiliates) and Biogen (and its Affiliates) at the time of exercise of such option (ii) less one (1) Share (if such combined Shareholding consists of an even number of Shares) or one-half (1/2) of a Share (if such combined Shareholding consists of an odd number of Shares) by purchasing such number of Shares (and not Share Equivalents) held by Samsung and/or its Affiliates as to achieve such Shareholding (the “Biogen Option Shares”), as a result of which, immediately following the exercise of the Biogen Option, Biogen will hold one (1) less Share or two (2) less Shares, as applicable, than the number of Shares (including Share Equivalents) held by Samsung and its Affiliates. Biogen may exercise the Biogen Option by giving written notice thereof to Samsung at any time from the date of incorporation of the Company until the earlier of (i) ninety (90) days following the end of the first fiscal year in which the Company has a net profit (under the IFRS) and (ii) ninety (90) days following the end of the fiscal quarter in which the sixth (6th) anniversary of the date of incorporation of the Company occurs (as may be extended pursuant to the following proviso, the “Biogen Option Period”); provided that if no commercial sale of the Products (as defined in the IP License Agreement) occurs in the United States and in the European Union prior to the sixth (6th) anniversary of the date of incorporation of the Company, the Biogen Option Period shall be extended for an additional one-year period (i.e., until ninety (90) days following the end of the fiscal quarter in which the seventh (7th) anniversary of the date of incorporation of the Company occurs). If any Affiliate(s) of Samsung holds any Shares at the time of exercise of the Biogen Option, Samsung shall have the right to decide how the Biogen Option Shares to be sold to Biogen are to be allocated between Samsung and such Affiliate(s). The purchase price to be paid by Biogen to Samsung and/or its Affiliate(s) for the Biogen Option Shares shall be determined as follows:

Purchase Price for the Biogen Option Shares = [(SC + BC) x 0.5] – BC

where:

(1) “SC” is (i) the total amount of capital Samsung (including its Affiliates) has contributed to the Company since incorporation, minus (ii) any returns or distributions of previously contributed capital (including any cash dividends paid, but not including any of the purchase prices paid for the Samsung Assets) by the Company to Samsung (including its Affiliates), plus (iii) an amount of interest calculated using an internal rate of return of fourteen percent (14%) per annum, compounded annually, on such capital contributed by Samsung (including its Affiliates) to the Company from the respective dates of contribution of such capital to the Company until the date of payment of the purchase price for the Biogen Option Shares by Biogen to Samsung and/or the selling Affiliates of Samsung, except for any capital returned or distributed as referred to in clause (ii) above, for which such interest shall be calculated from the date(s) of contribution of such capital to the Company (which date(s) of contribution shall be determined on a “last-in-first-out” basis) until the date of such return or distribution; provided, however, that if, as of the date of exercise of the Biogen Option, the Company has not made material use of the Intellectual Property sold by Samsung to the Company as part of the Samsung Assets in the Company’s business, the amount of the first installment of Samsung’s capital contribution to the Company shall be reduced by an amount equal to the purchase price (as set forth in Schedule I)

paid by the Company to Samsung for such Intellectual Property for the purpose of determining the purchase price for the Biogen Option Shares; and

(2) “BC” is (i) the total amount of capital Biogen (including its Affiliates) has contributed to the Company since incorporation, minus (ii) any returns or distributions of previously contributed capital (including any cash dividends paid) by the Company to Biogen (including its Affiliates), plus (iii) an amount of interest calculated using an internal rate of return of fourteen percent (14%) per annum, compounded annually, on such capital contributed by Biogen (including its Affiliates) to the Company from the respective dates of contribution of such capital to the Company until the date of payment of the purchase price for the Biogen Option Shares by Biogen to Samsung and/or the selling Affiliates of Samsung, except for any capital returned or distributed as referred to in clause (ii) above, for which such interest shall be calculated from the date(s) of contribution of such capital to the Company (which date(s) of contribution shall be determined on a “last-in-first-out” basis) until the date of such return or distribution.

For the avoidance of doubt, the Biogen Option may be exercised (i) only once during the Biogen Option Period and (ii) only in respect of all (and not less than all) of the Biogen Option Shares.

Following the execution of this Agreement, the Parties shall explore and negotiate in good faith to agree on an alternative transaction to the Biogen Option, which will achieve in a more tax-efficient way substantially the same economic results (including the respective amounts of investment by the Parties in the Company and the resulting ownership structure of the Company) than would be attained by way of the exercise of the Biogen Option by Biogen as contemplated above, provided, however, that in no event shall either Party be obligated to implement an alternative transaction to replace the Biogen Option transaction as contemplated above.

4.2Samsung Option. In the event Biogen does not exercise the Biogen Option during the Biogen Option Period for any reason, Samsung shall have the option (the “Samsung Option”) to buy out all (but not less than all) of the Shares held by Biogen and its Affiliates (the “Samsung Option Shares”) for a purchase price equal to (i) the total amount of capital Biogen (including its Affiliates) has contributed to the Company since incorporation, minus (ii) any returns or distributions of previously contributed capital (including any cash dividends paid) by the Company to Biogen (including its Affiliates), plus (iii) an amount of interest calculated using an internal rate of return of fourteen percent (14%) per annum, compounded annually, on such capital contributed by Biogen (including its Affiliates) to the Company from the respective dates of contribution of such capital to the Company until the date of payment of the purchase price for the Samsung Option Shares by Samsung to Biogen and/or the selling Affiliate(s) of Biogen, except for any capital returned or distributed as referred to in clause (ii) above, for which such interest shall be calculated from the date(s) of contribution of such capital to the Company (which date(s) of contribution shall be determined on a “last-in-first-out” basis) until the date of such return or distribution. Samsung may exercise the

Samsung Option by giving written notice thereof to Biogen at any time within sixty (60) days following the expiration of the Biogen Option Period (the “Samsung Option Period”). For the avoidance of doubt, the Samsung Option may be exercised only once during such sixty (60) day period and (ii) only in respect of all (and not less than all) of the Samsung Option Shares.

4.3Closing of Sale and Purchase of Option Shares. Upon the exercise of the Biogen Option, the Parties shall complete the sale and purchase of the Biogen Option Shares on the date specified in the written notice of exercise of the Biogen Option, which date shall be no earlier than fifteen (15) days and no later than thirty (30) days after the date of exercise of the Biogen Option. Upon the exercise of the Samsung Option, the Parties shall complete the sale and purchase of the Samsung Option Shares on the date specified in the written notice of exercise of the Samsung Option, which date shall be no earlier than fifteen (15) days and no later than thirty (30) days after the date of exercise of the Samsung Option.

4.4Representations and Warranties; Provision of Information.

a.The sale of the Biogen Option Shares shall be made without any representations or warranties on the part of Samsung other than: (i) that Samsung is the lawful owner of the Biogen Option Shares and has the full right and power to transfer such Shares to Biogen, free and clear of any pledge, mortgage, charge, lien, security interest, option, third-party right, interest or claim or other encumbrances of a nature similar to any of the foregoing, (ii) the due authorization of the transfer of the Biogen Option Shares pursuant to this Agreement, (iii) the enforceability of the transfer of the Biogen Option Shares pursuant to this Agreement, (iv) in connection with the transfer of the Biogen Option Shares, the absence of conflicts with or violation or breach of Samsung’s organizational documents, any law, rule, regulation, judgment, order or decree applicable to Samsung or any agreement or instrument by which Samsung is bound; and (v) that to the actual knowledge of CEO, CFO and CTO of Samsung, no event has occurred with respect to the Company that has, or would reasonably be expected to have, a material adverse effect on the business of the Company taken as a whole, except as (A) reported to the Board, (B) disclosed or reflected in the financial statements or other information or materials provided or made available to Biogen or its nominated Director or designated observer to the Board, whether pursuant to Section 7.5 or Article 11 of this Agreement or otherwise, (C) disclosed or made available to Biogen in connection with the provision of information and materials under Section 4.4(b) below, or (D) as demonstrated by written evidence, otherwise known to Biogen or its nominated Director or designated observer to the Board from any sources or by any means. The sale of the Samsung Option Shares shall be made without any representations or warranties on the part of Biogen other than (i) that Biogen is the lawful owner of the Samsung Option Shares and has the full right and power to transfer such Shares to Samsung, free and clear of any pledge, mortgage, charge, lien, security interest, option, third-party right, interest or claim or other encumbrances of a nature similar to any of the foregoing, (ii) the due authorization of the transfer of the Samsung Option Shares pursuant to this Agreement, (iii) the enforceability of the transfer of the Samsung Option Shares pursuant to this Agreement, and (iv) in connection with the transfer of the Samsung Option Shares, the absence of conflicts with or violation or breach of Biogen’s organizational documents, any law, rule, regulation, judgment, order or decree applicable to Biogen or any agreement or instrument by which Biogen is bound.

b.In connection with the exercise of the Biogen Option, within thirty (30) days of Biogen’s request (which request may be made up to three (3) times, and not more, during the Biogen Option Period), Samsung shall exercise (and shall cause each of its Affiliates to exercise) any and all of its voting rights and other authority and control available to it in relation to the Company (including by causing the Directors designated by Samsung) to cause the Company to provide Biogen and its representatives with such information and materials available to the Company concerning the business, assets, liabilities, financial condition, contracts, officers, employees and other operational matters of the Company as Biogen may reasonably request for the purpose of determining whether or not to exercise the Biogen Option; provided (i) that such information and materials shall be provided during normal business hours of the Company and in a manner that is not unduly disruptive to the normal operations of the Company or its business; and (ii) that the Company shall not be obligated to provide Biogen or its representatives with any information or material the provision of which is prohibited by applicable law or contractual obligation so long as the Company has used Commercially Reasonable Efforts to secure exemption from such prohibition. In no event shall the provision of such information and materials by the Company obligate Biogen to exercise the Biogen Option.

4.5Government and Other Approvals. Each Party shall be responsible for obtaining all Government Approvals and other authorizations, consents, approvals and waivers from any Third Party required to be obtained by such Party in connection with the sale and purchase of the Biogen Option Shares or the Samsung Option Shares.

4.6Shares Transferred to Affiliates. If, at the time of exercise of the Biogen Option, Samsung has transferred all or part of its Shares to any of its Affiliates pursuant to Section 13.2 and thus owns less than the number of Shares required to be sold to Biogen pursuant to the exercise of the Biogen Option, Samsung shall ensure that such Affiliate(s), together with or instead of Samsung, sells such number of Shares to Biogen in accordance with the terms of this Article 4. If, at the time of exercise of the Samsung Option, Biogen has transferred all or part of its Shares to any of its Affiliates pursuant to Section 13.2, Biogen shall ensure that such Affiliate(s) sells all of such transferred Shares (together with any Shares then held by Biogen) to Samsung in accordance with the terms of this Article 4. Nothing in this Section 4.6 shall be construed to relieve the Parties of, or otherwise affect, any of their respective obligations under Sections 4.3, 4.4 and 4.5.

4.7    Taxes. The Korean securities transaction tax and any similar taxes (other than the deemed acquisition tax) applicable to the transfer of Shares pursuant to this Article 4 shall be payable by the transferor of such Shares.

Article 5. Additional Funding; Acquisition and Ownership of Shares

5.1Additional Funding during the Initial Funding Period. During the Initial Funding Period, other than the Initial Capital to be contributed by the Parties pursuant to Section 2.5, Samsung shall provide, or arrange to be provided, all additional funding required by the Company as determined by the Board (whether in the form of capital contributions, shareholder loans or guarantees or otherwise). Such additional funding provided by Samsung to the Company in the form of capital contributions shall be in amounts (and not more than such amounts) as is reasonably required to carry out the objectives of the Company as set forth in the Initial Development Plans and/or as determined by the Board in good faith from time to time. During the Initial Funding Period, (i) all such additional funding in the form of capital contributions shall be made at the same issue price per Share that is specified in Section 2.6, unless a different issue price per Share is required pursuant to the Monopoly Regulation and Fair Trade Act of Korea or other applicable laws (including tax laws) and (ii) all such additional funding in the form of debt financing shall be made on arm’s length terms.

5.2Preemptive Subscription Rights. During the Initial Funding Period, each Shareholder shall have the preemptive right (subject to the Parties’ obligations to make capital contributions pursuant to Section 2.5) to subscribe for and purchase a pro rata portion (equal to such Shareholder’s then current Shareholding) of any additional Shares or Share Equivalents newly issued by the Company at a price determined by the Board and paid by the other purchasers of such Shares or Share Equivalents. Thereafter, except as otherwise provided in the Articles of Incorporation, each Shareholder shall have the preemptive right to subscribe for and purchase up to its pro rata portion (equal to such Shareholder’s then current Shareholding) of any additional Shares or Share Equivalents newly issued by the Company at a price determined by the Board and paid by the other purchasers of such Shares or Share Equivalents.

5.3Biogen’s Right of First Refusal.

a.During the Biogen Consent Period, in the event the Company intends to issue to one or more Third Parties (the “Third Party Purchaser”) any new Shares or Share Equivalents (the “Third Party Shares,” which shall not include (i) any Shares for which Biogen is required to subscribe pursuant to Section 2.5 but fails to do so and which the Company intends to issue to one or more Third Party Purchasers and (ii) any Shares or Share Equivalents that the Company offers for sale to one or more Third Parties that are Shareholders in proportion to their respective ownership percentages in the Company), Samsung shall exercise (and shall cause each of its Affiliates to exercise) any and all of its voting rights and other authority and control available to it in relation to the Company (including by taking necessary actions to amend the Articles of Incorporation, if necessary, and causing the Directors designated by Samsung) to cause the Company to first offer to Biogen the opportunity to subscribe for and purchase such Third Party Shares by giving written notice (the “Issue Notice”) of its intention to issue the Third Party Shares, setting forth the number of the Third

Party Shares intended to be issued, the identity of the Third Party Purchaser, the proposed issue price and other major terms and conditions of the issue of the Third Party Shares.

b.Biogen shall then have the right to subscribe for and purchase all (but not less than all) of the Third Party Shares at the proposed issue price and upon the major terms and conditions specified in the Issue Notice by giving written notice to the Company and Samsung of its acceptance of such offer within thirty (30) days after its receipt of the Issue Notice from the Company.

c.If Biogen exercises its right under Section 5.3(b), the closing of the subscription and issue of the Third Party Shares shall take place within thirty (30) days after Biogen gives notice of such exercise or such other date as may be mutually agreed upon by the Parties.

d.If Biogen rejects the offer contained in the Issue Notice or fails to respond to the Company and Samsung within thirty (30) days after its receipt of the Issue Notice from the Company, the Company shall be free, during the period of sixty (60) days following the earlier of its receipt of such rejection from Biogen and the expiration of such thirty (30) day period, to issue all (but not less than all) of the Third Party Shares so offered to Biogen to the Third Party Purchaser specified in the Issue Notice at an issue price equal to or higher than, and upon terms and conditions no more favorable to the Third Party Purchaser than, the proposed issue price and other terms and conditions set forth in the Issue Notice. In the event the Company fails to issue such Third Party Shares to the Third Party Purchaser within the above sixty (60) day period, any subsequent issue of all or any part of the Third Party Shares shall again be subject to the provisions of this Section 5.3.

5.4Exercise of Voting Rights. Each Party agrees to take all actions necessary to ensure that the Company shall be managed, and the rights and obligations of the Parties shall be implemented and enforced, in accordance with the terms of this Agreement, including voting all Shares held by it and causing the Directors nominated by it to vote to give effect to the terms of this Agreement; provided, however, that the Parties shall not be restricted from voting their respective Shares as they see fit so long as such exercise of voting rights does not conflict with the terms of this Agreement.

5.5Additional Shares Acquired by the Parties. The provisions of this Agreement shall apply to any other or additional Shares issued to, purchased or acquired by either Party, whether such other or additional Shares are received, subscribed for, purchased or acquired by reason of any stock dividend, stock split or consolidation, capital increase, corporate merger or split, reorganization or other transactions or events.

5.6Shares and Share Equivalents Held by Affiliates. Any Shares or Share Equivalents held by any Affiliate(s) of a Party shall be deemed owned and held by such Party for all purposes of this Agreement (including for the purpose of determining such Party’s

Shareholding), and such Party shall procure that all such Shares will be voted to give effect to and in accordance with the terms of this Agreement and that no such Shares or Share Equivalents will be sold, transferred, disposed of or subject to any pledge, mortgage or other encumbrances except in accordance with the terms of this Agreement, in each case as if they were directly owned and held by such Party.

5.7Regaining Rights and Obligations. For the avoidance of doubt, it is understood and agreed that, except as otherwise provided in Section 17.4, a Party that has lost its rights and/or obligations under this Agreement by reducing its Shareholding shall regain such rights and/or obligations when its Shareholding increases at a later time while this Agreement remains in effect.

Article 6. Undertakings and Agreements of the Parties

6.1License of Biogen Intellectual Property. Immediately upon the incorporation of the Company, Biogen shall, and the Parties shall cause the Company to, enter into a license agreement substantially in the form attached hereto as Exhibit B (as amended from time to time by the Parties pursuant to its terms, the “IP License Agreement”).

6.1A    Sale and Purchase of Samsung Assets. Immediately upon the incorporation of the Company, Samsung shall cause Samsung Electronics Co., Ltd. to sell to the Company, and the Parties shall cause the Company to purchase from Samsung Electronics Co., Ltd., pursuant to a separate sale and purchase agreement containing terms consistent with this Section 6.1A, the buildings under construction, laboratory equipment, tools and devices, non-clinical programs, cell-lines, assays, regulatory files and other documents, and Intellectual Property that are owned by Samsung and used in or related to its biosimilar pharmaceutical business, as specifically listed in Schedule I (the “Samsung Assets”), for the respective purchase prices therefor set forth in Schedule I. In connection with such sale of the Samsung Assets to the Company, Samsung shall take all necessary actions to ensure that Samsung Electronics Co., Ltd. represents to the Company that the Samsung Assets include all Intellectual Property that is (i) owned or licensed from a Third Party by Samsung Electronics Co., Ltd. and (ii) necessary or useful in Samsung Electronics Co., Ltd.’s biopharmaceutical business relating to the Initial Reference Products. Each Party shall exercise (and shall cause each of its Affiliates to exercise) any and all of its voting rights and other authority or control available to it in relation to the Company, including by causing the Directors designated by such Party, to ensure that the Company enters into such sale and purchase agreement with Samsung Electronics Co., Ltd. and purchases the Samsung Assets pursuant thereto.

6.2Work Conducted by Biogen During the Interim Period. Unless otherwise expressly agreed upon by the Parties in writing, the Parties agree that the internal (based on an FTE rate agreed upon by the Parties) and out-of-pocket costs of any work conducted by employees of Biogen and its Affiliates for the period from the date of this Agreement and until the Closing Date in accordance with the Initial Development Plans or manufacturing work plans agreed upon by the Parties shall be reimbursed by the Company (only if the Company is incorporated pursuant to this Agreement and the Biogen Technology (as defined in the IP License

Agreement) is licensed to the Company pursuant to the IP License Agreement) in full by the later of (i) thirty (30) days following the Company’s receipt of an invoice from Biogen therefor and (ii) thirty (30) days following the Company’s incorporation. Each Party shall exercise (and shall cause each of its Affiliates to exercise) any and all of its voting rights and other authority or control available to it in relation to the Company, including by causing the Directors designated by such Party, to ensure that the Company pays the amounts described in this Section 6.2.

6.3Service Agreements. Upon request from the Company following the Closing, Biogen shall enter into one or more service agreements (the “Service Agreement”) with the Company for the use of additional experienced employees of Biogen and/or its Affiliates by the Company in connection with the research, development and commercialization of the Products, upon the terms set forth in Exhibit D and such other terms and conditions as are reasonably agreed between Biogen and the Company.

6.4Provision of Employees by Samsung. Samsung shall assign or otherwise provide, or arrange to be assigned or otherwise provided, to the Company all employees necessary from time to time following the incorporation of the Company for the business and operation of the Company. Schedule VII sets forth an itemized list of the number and job descriptions of the employees to be initially hired by the Company, which list may, subject to the prior consent of Biogen (which consent shall not be unreasonably withheld or delayed), be updated by Samsung prior to the incorporation of the Company.

6.5Manufacturing of Products. [***]

6.6Development of Products. The Company shall be responsible for all aspects of research and development for each Product from cell-line development to making regulatory filings and obtaining regulatory approvals and for all costs associated with such research and development, including pre-clinical and clinical manufacturing. The Parties shall cause the Company to use Commercially Reasonable Efforts to pursue the research and development of the Initial Products in accordance with the Initial Development Plans and adhere to the indicative criteria set forth therein when making decisions on the progression or termination of each Initial Product.

6.7Commercialization. The Company shall have the right to commercialize, distribute and sell the Products worldwide. The Company may (i) commercialize, distribute and sell the Products by utilizing its own sales team and/or (ii) enter into commercialization, distribution and sales agency agreements with Biogen, Samsung and/or other Persons to carry out commercialization, distribution and sales activities relating to the Products on its behalf (the “Commercialization Agreements”). If the Company decides to use an external service provider to commercialize, distribute and sell a Product in a particular country or region, the Parties shall cause the Company to first negotiate in good faith with each of Samsung and Biogen to enter into a Commercialization Agreement for such Product covering such country or region. Notwithstanding the foregoing sentence, the Company shall in no event be obligated to enter into any Commercialization Agreement with either Party and shall have the ultimate right to decide the Person(s) to carry out commercialization, distribution and sales activities relating to each Product on its behalf in each country and region.

6.8Services to the Company.

a.In addition to the services to be provided by Samsung, Biogen and their respective Affiliates pursuant to Sections 6.2, 6.3, 6.5 and 6.7 above, the Company may engage the Parties, any of their respective Affiliates and/or Third Party contractors to provide certain key services for the Company, as determined by the Board from time to time.

b.All services provided to the Company by Samsung, Biogen and their respective Affiliates, including manufacturing services provided by the Samsung CMO and the Biogen CMO under the Manufacturing Agreements and commercialization services provided by Samsung, Biogen and their respective Affiliates under the Commercialization Agreements, shall be provided on a cost-plus basis where the mark-up shall be based on market terms and rates and meet applicable legal, tax and regulatory requirements concerning transfer pricing; provided that each Party shall use Commercially Reasonable Efforts to provide the most competitive pricing for all services provided to the Company by such Party or any of its Affiliates.

c.All services provided to the Company by Third Parties (other than Samsung, Biogen and their respective Affiliates) shall be provided pursuant to agreements negotiated on an arm’s length basis.

6.9Services to the Parties. Each Party may engage the Company, any of its respective Affiliates and/or Third Party contractors to provide certain key services for it or its Affiliates from time to time. The Company shall use Commercially Reasonable Efforts to provide the most competitive pricing for all services provided to a Party or its Affiliates by the Company or any of its Affiliates, provided that such pricing shall be at a reasonable fair market value for the services rendered. All services provided to a Party or its Affiliates by the Company or its Affiliates shall be provided pursuant to agreements negotiated on an arm’s length basis.

6.10Regulatory Matters. The Company shall have the right and responsibility to carry out all regulatory matters relating to the Products. The Company may, as determined by the Board, contract with third parties to support (i) interactions with regulatory authorities with respect to the development and commercialization of the Products, including assuming responsibility for face-to-face and telephonic meetings with regulatory authorities, addressing and deciding product labeling issues and/or maintaining regulatory approvals, and (ii) preparation of regulatory filings (including biologic license applications) to be made to regulatory authorities and notification and reporting of adverse events in relation thereto.

6.11Product Liability. Except as otherwise provided in the IP License Agreement, as between the Company, on the one hand, and the Parties and their respective Affiliates, on the other, the Company shall be solely responsible for all product and other liability relating to the Products.

Article 7. Board of Directors of the Company

7.1Authority and Responsibility. Except as otherwise required by mandatory provisions of applicable law or this Agreement, ultimate responsibility for the management, direction and control of the Company shall be vested in the Board; provided that the matters listed in Schedule II hereto shall require approval of the General Meeting of Shareholders of the Company. The Board may delegate authority for the day-to-day management of the Company to the Representative Director in accordance with resolutions duly adopted by the Board and consistent with this Agreement and the Articles of Incorporation.

7.2Composition of the Board.

a.The Board shall consist of no less than three (3) but no more than six (6) Directors, with one (1) Director nominated by Biogen and all the other Directors nominated by Samsung; provided, however, (i) that upon Biogen (together with its Affiliates) becoming a Shareholder holding the same number of Shares held by Samsung and its Affiliates less one (1) or two (2) Shares (as applicable) by way of exercising the Biogen Option pursuant to Section 4.1, the Board shall consist of, as determined by the General Meeting of Shareholders, either (A) four (4) Directors, two (2) of whom shall be nominated by Samsung and two (2) of whom shall be nominated by Biogen, or (B) six (6) Directors, three (3) of whom shall be nominated by Samsung and three (3) of whom shall be nominated by Biogen; and (ii) that upon the occurrence of any subsequent change in the Shareholding of either Party after the purchase by Biogen of the Biogen Option Shares, or if the Biogen Option is not exercised within the Biogen Option Period, after the expiration of the Biogen Option Period, each Party shall have the right to nominate the number of Directors that is obtained by multiplying the total number of Directors of the Company by the ratio of its respective Shareholding over the combined Shareholdings of the Parties, provided that any resulting decimal shall be rounded to the nearest whole number.

b.At least one (1) Director nominated by each Party shall be an officer of such Party or any of its Affiliates who is not otherwise related to the Company. Each Party entitled to nominate one or more Directors shall consult in good faith with the other Party prior to making such nomination, although the final decision to appoint such Director(s) shall ultimately reside with such Party.

c.Each Party shall have the right to replace any of its nominated Directors at any time for any reason, whether the term of his office has expired or not, without the consent of the other Party; provided, however, that the Party who so replaces its nominated Director shall indemnify the Company for any claims, damages or expenses made or claimed by the replaced Director by reason of such replacement. If a Party gives written notice of such replacement to the other Party, the Parties shall take and cause to be taken all necessary actions (including causing their respective nominated Directors to hold a meeting of the Board and adopt necessary resolutions) to convene a General Meeting of Shareholders as soon as practicable to elect a replacement Director nominated by the Party who desires to replace its nominated Director.

d.If the number of Directors that a Party is entitled to nominate is reduced hereunder, such Party shall determine which Director or Directors nominated by it are to be removed and cause such Director or Directors to resign or to be removed forthwith, and shall indemnify and hold the Company harmless against any claims, damages or expenses made or incurred by reason of such resignation or removal. Furthermore, such Party shall exercise its voting rights in favor of the election of the person(s) nominated by the other Party as new Director or Directors, if such other Party is entitled to fill the vacant office(s) of the resigning or removed Director or Directors hereunder.

e.Each Party shall exercise (and shall cause each of its Affiliates to exercise) its voting rights so that the nominees of the other Party shall be elected as Directors in accordance with this Section 7.2 during the term of this Agreement. In addition, in connection with a General Meeting of Shareholders at which the election of any Directors nominated by either Samsung or Biogen is proposed, Biogen or Samsung, as the case may be, shall exercise (and shall cause each of its Affiliates to exercise) any and all voting rights it may have through proxies or powers of attorney in favor of the election of such Directors; provided, however, that the Parties shall have no obligation to solicit proxies.

7.3No Cumulative Voting. The Company shall not adopt a cumulative voting system with respect to the election of Directors. The Articles of Incorporation of the Company shall so provide to ensure that the Parties’ rights to nominate Directors pursuant to this Article 7 shall be secured.

7.4Term of Directors. The term of office of a Director shall be three (3) years; provided, however, that if such term expires before the close of the ordinary General Meeting of Shareholders concerning the last fiscal year that ended during the three-year term, it shall be extended until the close of such General Meeting of Shareholders.

7.5Meetings of the Board.

a.Meetings of the Board shall be held at least once every fiscal quarter at the head office of the Company unless otherwise determined by the Board as to frequency and/or location. Meetings of the Board may also be convened by the Representative Director at his discretion or at the request of any Director by written notice to the Representative Director.

b.In convening a meeting of the Board, a written notice (in English and in Korean) stating the agenda, date, time and place of the meeting shall be sent by the

Representative Director to all of the Directors and the Statutory Auditors at least seven (7) days prior to the date of such meeting. Such notice may be given by e-mail or facsimile. Each notice of a meeting of the Board shall be accompanied by a copy of all reports and materials that are necessary or appropriate for prior review and consideration by the Directors of the matters on the agenda. The notice period set forth herein may be shortened or omitted with the written consent of all of the Directors and the Statutory Auditors.

c.The Representative Director shall preside over each meeting of the Board as chairman. In the event the Representative Director is unable or unwilling to perform such duty with respect to a meeting of the Board, another Director appointed by the Board shall act as chairman of such meeting.

d.Each meeting of the Board shall be conducted in English. The Company shall provide a Korean-English interpreter and such other support as is necessary to ensure that all participants are able to fully understand and participate in the meeting. Directors may participate in and vote at a meeting of the Board via video conferencing equipment whereby all participants in the meeting can simultaneously see and hear each other or, to the extent permissible under applicable law, via telephone conferencing equipment whereby all participants in the meeting can simultaneously hear each other.

e.For so long as Biogen has the right to nominate at least one (1) Director under this Agreement, Biogen shall have the right to designate one of its officers or employees to attend all meetings of the Board as a non-Director observer with no voting right and to be given such prior notice of meetings of the Board (together with materials prepared for the Directors for such meetings) as are given to the Directors. As soon as practicable following the designation of each such observer by Biogen, Biogen shall cause the observer to execute and deliver to the Company a confidentiality agreement, in form and substance reasonably satisfactory to the Company, with respect to all information, data and materials relating to the Company or any of its Affiliates that are provided or made available to such observer in his capacity as an observer to the Board.

f.Minutes of each meeting of the Board shall be prepared both in English and in Korean; provided that in the event of any conflict or discrepancy between the English and Korean versions of such minutes, the English version shall control.

g.A quorum for a meeting of the Board shall be the presence of a majority of the Directors then in office. All actions and resolutions taken at a meeting of the Board shall be adopted by an affirmative vote of a majority of the Directors present at the meeting. The chairman of the meeting shall have no casting or tie-breaking vote.

7.6Report to the Board. The following information shall be reported to the Board once each fiscal quarter:

a.The unaudited financial statements of the Company (prepared in accordance with accounting principles and practices generally accepted in Korea (including the IFRS)) consisting of a balance sheet as of the end of the preceding fiscal quarter and the related statements of income (including earnings per share), shareholders’ equity and cash flows for the fiscal quarter then ended, certified by the chief financial officer of the Company; and

b.A written report comparing actual results for such fiscal quarter to the annual budget and business plan and containing comments on any other significant operational or other developments which may have material impact on the business of the Company.

Article 8. Officers; Management of the Company

8.6Representative Director. The Company shall have one (1) Representative Director, who shall be elected by a resolution of the Board. The Representative Director shall serve as president and chief executive officer of the Company and shall represent the Company, observe and enforce the matters resolved by the Board and the General Meeting of Shareholders and the provisions of this Agreement and be responsible for the general management of the Company. The term of office of the Representative Director shall be three (3) years; provided, however, that if such term expires before the close of the ordinary General Meeting of Shareholders concerning the last fiscal year that ended during the three-year term, it shall be extended until the close of such General Meeting of Shareholders. The Representative Director shall be nominated and elected as follows:

a.For so long as Samsung has a Shareholding of at least fifty percent (50%) or the largest Shareholding (including where Samsung is one of the largest Shareholders having the same Shareholding), Samsung shall have the right to nominate one of the Directors nominated by it for election at a meeting of the Board as Representative Director, and Biogen shall procure for its nominated Directors to exercise voting rights so that such nominee of Samsung shall be elected as Representative Director.

b.In the event that Biogen becomes entitled to nominate a majority of the total number of Directors under this Agreement, Biogen shall have the right to nominate one of the Directors nominated by it for election at a meeting of the Board as Representative Director, and Samsung shall procure for its nominated Directors to exercise voting rights so that such nominee of Biogen shall be elected as Representative Director.

c.In all other cases (other than the cases falling under Section 8.1(a) or 8.1(b) above), the Representative Director shall be elected in accordance with the Articles of Incorporation and applicable law, with no nomination right exercised by either Party.

d.The Party entitled to nominate the Representative Director shall consult in good faith with the other Party prior to making such nomination.

e.The provisions of Section 7.2(c) and (d) shall apply to the Representative Director, mutatis mutandis; provided that for so long as Biogen has the right to nominate the same number of Directors as Samsung under this Agreement following the exercise by Biogen of the Biogen Option, in the event Samsung decides to replace the Representative Director nominated by it whether his term of office has expired or not, Samsung shall obtain prior written consent from Biogen for any replacement Representative Director to be nominated by Samsung for election at a meeting of the Board, which consent shall not be unreasonably withheld, delayed or conditioned.

8.2Statutory Auditors. The Company shall have at least one (1) Statutory Auditor. For so long as a Party’s Shareholding is no less than thirty percent (30%), it shall have the right to nominate one (1) Statutory Auditor for election at the General Meeting of Shareholders and the other Party shall exercise its voting rights so that the nominee of such Party shall be elected as Statutory Auditor. Initially, the Company shall have one (1) Statutory Auditor who shall be nominated by Samsung. Each Party entitled to nominate a Statutory Auditor shall consult in good faith with the other Party prior to making such nomination. The provisions of Section 7.2(c), (d) and (e) shall apply to the Statutory Auditors, mutatis mutandis.

8.3Other Officers. The Company shall also have a chief financial officer, a chief technology officer (which officers are referred to herein collectively as the “Senior Officers” and individually as a “Senior Officer”) and such other officers as may be necessary for the operation of the Company. The Senior Officers shall be appointed and removed by the Board and other officers shall be appointed and removed by the Representative Director.

8.4Powers and Duties. Subject to the terms of this Agreement and the powers reserved to the Board and to the General Meeting of Shareholders by the Articles of Incorporation and applicable law, the powers and duties of the Representative Director and the Senior Officers shall be determined from time to time by the Board, and the powers and duties of all other officers of the Company (other than the Statutory Auditors) shall be determined from time to time by the Representative Director. The Statutory Auditors shall have the powers and duties prescribed by the Korean Commercial Code.

8.5Compensation. The maximum aggregate amount of remuneration, bonuses and severance allowances payable to the Directors (including the Representative Director) and the maximum aggregate amount of remuneration, bonuses and severance allowances payable to the Statutory Auditors shall be determined by a resolution of the General Meeting of Shareholders. The power and authority to determine the remuneration and bonuses payable to the Representative Director, each Director and Statutory Auditor shall be delegated by the General Meeting of Shareholders to the Board, and such remuneration and bonuses shall be determined by a resolution of the Board with due consideration given to Samsung Group compensation guidelines. Severance allowances payable to the Directors (including the Representative Director), Statutory Auditors and Senior Officers shall be determined in accordance with the officer severance pay regulations of the Company adopted by the General Meeting of Shareholders. Notwithstanding the foregoing, a Director or Statutory Auditor performing no executive or officer functions shall receive no compensation from the Company.

8.6Indemnification of Directors and Officers. To the maximum extent permitted by applicable law, the Company shall indemnify the Representative Director and each Director, Statutory Auditor and other officer against all claims, judgments, liabilities (including liabilities to the Company), damages, expenses and costs (including attorneys’ fees and disbursements) for which he has been held liable or which he has incurred in connection with or arising out of the performance of his duties in his official capacity as Representative Director or as a Director, Statutory Auditor or other officer, if such Representative Director, Director, Statutory Auditor or other officer acted in good faith and for a purpose and in a manner that he reasonably believed to be in the best interests of the Company. With respect to all claims, judgments, liabilities (including liabilities to the Company), damages, expenses and costs (including attorneys’ fees and disbursements) for which a Representative Director, Director, Statutory Auditor or other officer has been held liable or which he has incurred in connection with or arising out of the performance of his duties in his official capacity as Representative Director or as a Director, Statutory Auditor or other officer but which are not indemnifiable by the Company pursuant to this Section 8.6 and are insurable at commercially reasonable cost, the Company shall obtain and maintain a directors’ and officers’ liability insurance policy with commercially reasonable coverage.

Article 9. General Meeting of Shareholders

9.6Authority and Responsibility. The General Meeting of Shareholders shall decide and resolve the matters listed in Schedule II hereto and other matters reserved to the general meeting of shareholders by the Korean Commercial Code and other applicable laws.

9.2General Meetings of Shareholders.

a.An ordinary General Meeting of Shareholders shall be held within three (3) months after the close of each fiscal year of the Company. An extraordinary General Meeting of Shareholders may be held at any time pursuant to the resolution of the Board. The Representative Director shall convene each General Meeting of Shareholders in accordance with the resolutions of the Board.

b.In convening a General Meeting of Shareholders, a written notice (in English and in Korean) stating the agenda, date, time and place of the meeting shall be sent by the Representative Director to all of the Shareholders at least fourteen (14) days prior to the date of such meeting. Each notice of a General Meeting of Shareholders shall be accompanied by a copy of all reports and materials that are necessary or appropriate for prior review and consideration by the Shareholders of the matters on the agenda. The notice period set forth herein may be shortened or omitted with the written consent of all of the Shareholders.

c.The Representative Director shall preside over each General Meeting of Shareholders as chairman. In the event the Representative Director is unable or unwilling to perform such duty with respect to a General Meeting of Shareholders, another Director or an officer appointed by the Shareholders attending such meeting (by an affirmative vote of a majority of the Shares represented in person or by proxy at such meeting) shall act as chairman of such meeting.

d.General Meetings of Shareholders shall be conducted in English. The Company shall provide a Korean-English interpreter and such other support as is necessary to ensure that all participants are able to fully understand and participate in the meetings.

e.Minutes of each General Meeting of Shareholders shall be prepared both in English and in Korean; provided that in the event of any conflict or discrepancy between the English and Korean versions of such minutes, the English version shall control.

9.3Quorum and Voting Requirements. Except to the extent otherwise required by mandatory provisions of applicable law (such as the matters requiring a special resolution of the general meeting of shareholders under the Korean Commercial Code) or the Articles of Incorporation, any resolution or action at a General Meeting of Shareholders shall require an affirmative vote (whether in person or by proxy) of fifty-two percent (52%) of the total issued and outstanding Shares.

9.4Prior Consent Requirement. During the Biogen Consent Period, the matters listed in Schedule III hereto shall require the prior consent of Biogen in writing. During the Biogen Consent Period, the Parties shall take necessary actions to ensure that no resolutions are adopted by the General Meeting of Shareholders (or by the Board) with respect to any such matters without the prior written consent of Biogen.

Article 10. Intellectual Property

10.1Ownership and License of Intellectual Property.

a.As between the Parties and subject to the terms of the IP License Agreement, each Party shall own any Intellectual Property owned or controlled by such Party as of the Closing Date.

b.Subject to the terms of the IP License Agreement, (i) any and all inventions and other Intellectual Property that are conceived, discovered, developed or reduced to practice by the Company as a result of or in connection with the research, development, manufacturing, commercialization, distribution or sale of the Products shall vest in and be owned by the Company, and (ii) the Company shall bear all costs of registering, maintaining, protecting and enforcing such Intellectual Property owned by the Company.

c.Without prejudice to Section 6.5(f) and subject to the terms of the IP License Agreement, the Company may license any of its Intellectual Property to Samsung and/or Biogen upon terms and conditions approved by the Board.

10.2Ownership of Clinical Data and Trademarks. Subject to the terms of the IP License Agreement, the Company shall own all clinical data and trademarks related to the Products.

10.3Ownership of Regulatory Filings and Approvals. The Company shall own all regulatory filings and regulatory approvals related to the Products.

10.4Conflict with Terms of the IP License Agreement. For the avoidance of doubt, in the event of any inconsistency between the terms of this Article 10 and the terms of the IP License Agreement, the terms of the IP License Agreement shall control.

Article 11. Information Rights

11.1Financial Information. As long as a Party is a Shareholder, the Parties shall cause the Company to furnish such Party with the information and materials set forth in paragraphs (a) through (c) below (in the case of Biogen, together with an English version or translation thereof):

a.Within thirty (30) days after the end of each fiscal year, draft audited financial statements (including footnotes thereto) consisting of at least a balance sheet as of the end of such fiscal year and the related statements of income (including earnings per share) for the fiscal year then ended, prepared in accordance with accounting principles and practices generally accepted in Korea (including the IFRS) audited by a firm of independent public accountants of recognized standing which is not the accounting firm that serves as the external auditors to either Party;

b.Within sixty (60) days after the end of each fiscal year, (i) annual management reports and (ii) audited financial statements (including footnotes thereto) consisting of a balance sheet as of the end of such fiscal year and the related statements of income (including earnings per share), shareholders’ equity and cash flows for the fiscal year then ended, prepared in accordance with accounting principles and practices generally accepted in Korea (including the IFRS) audited by a firm of independent public accountants of recognized standing which is not the accounting firm that serves as the external auditors to either Party; and

c.Within thirty (30) days after the end of each fiscal quarter, unaudited financial statements (including footnotes thereto) consisting of a balance sheet as of the end of such fiscal quarter and the related statements of income (including earnings per share), shareholders’ equity and cash flows for the fiscal quarter then ended, certified by the chief financial officer of the Company.

11.2Other Information. As long as a Party is entitled to nominate at least one (1) Director under this Agreement, the Parties shall cause the Company to furnish such Party with such information and/or materials as may be reasonably requested by such Party to make an informed judgment with respect to the agenda of a meeting of the Board or a General Meeting of Shareholders, as soon as such information and/or materials are available (in the case of Biogen, together with an English version or translation thereof).

11.3Cooperation. As long as a Party has a Shareholding of five percent (5%) or more, the Parties shall cause the Company to make its financial management personnel available to such Party so that such Party can consult with, and receive information from, such personnel as necessary to comply with any regulatory or governmental requirements, including Securities and Exchange Commission reporting requirements. Furthermore, the Parties agree to, from time to time, amend this Article 11 at either Party’s request to allow a Party to receive information of a certain type (and/or at such a time) necessary for such Party to comply with any regulatory or governmental requirements, including Securities and Exchange Commission reporting requirements.

Article 12. Financial Policies

12.1Fiscal year. The Parties shall cause the fiscal year of the Company to commence on January 1st and end on December 31 of each year; provided, however, that the first fiscal year shall commence on the date of incorporation and end on December 31st of that year.

12.2Business Plan. The Parties agree that the initial business plan and each subsequent business plan for the Company shall cover the next fiscal year in detail and the next three (3) fiscal years at a high level and that the business plan shall be prepared by the Company’s management and submitted to the Board for approval by November 15th of each year.

12.3Dividend Policy. The Parties shall cause the Company to pay such dividends out of its distributable net earnings as are consistent with its operating and investment plans as approved by the Board. The payment and level of any dividend shall be determined by the Board and approved by the General Meeting of Shareholders. In determining the amount of dividends to be distributed for each fiscal year, the Board shall take into account the debt-to-equity ratio of the Company and the financial operating needs of the Company.

Article 13. Restrictions on Transfer of Shares

13.1Prohibition of Transfer of or Creation of Encumbrance over Shares. Unless otherwise agreed by the Parties in writing, during the period from the Closing Date until (and including) the later of (i) the sixth (6th) anniversary of the date of incorporation of the Company and (ii) the date on which the Samsung Option Period expires (the “Restricted Period”), neither Party shall sell, transfer, pledge, mortgage or encumber, or agree to sell, transfer, pledge, mortgage or encumber, or otherwise dispose of any Shares or any interest in the Shares owned by such Party, except in accordance with Article 4 or Section 13.2. Any sale, transfer, pledge, mortgage, encumbrance or disposition made or created in breach of this Section 13.1 shall be null and void ab initio.

13.2Transfer to Affiliates. Notwithstanding Section 13.1:

a.Biogen may at any time transfer any or all of its Shares to any of its Affiliates; and

b.Samsung may at any time transfer any or all of its Shares to any of its Affiliates;

provided that the transferring Party shall notify the other Party of its intention to do so by not less than thirty (30) days prior written notice; provided further that such transfer to an Affiliate shall be subject to the following conditions: (i) if the Affiliate to which the transferring Party has transferred any of its Shares pursuant to this Section 13.2 ceases to be an Affiliate of the transferring Party at any time after such transfer, the transferring Party shall procure that all such Shares are transferred back to the transferring Party or to another Affiliate of the transferring Party prior to the date of such cessation; (ii) the transferring Party shall remain jointly and severally liable together with such Affiliate transferee under this Agreement as if the transferring Party had not transferred any of its Shares to such Affiliate transferee; and (iii) such Affiliate shall not be a Person conducting or engaged in, or intending to conduct or engage in, any business that directly or indirectly relates to the development, commercialization, distribution and/or sale of any Biosimilar Pharmaceutical Product(s) based upon an Initial Reference Product or an Additional Reference Product.

13.3[***]

13.4Creation of Encumbrances on Shares. Following the expiration of the Restricted Period, in the event a Party desires to pledge, mortgage or otherwise encumber any of the Shares that it owns, such Party shall, prior to the creation of such pledge, mortgage or encumbrance, procure for the relevant security interest holder to provide a written undertaking to the other Party, in form and substance reasonably satisfactory to such other Party, that the provisions of Sections 13.3 and 13.5 shall apply to any foreclosure of the relevant security interest as if the security interest holder were the Party that has provided such security interest.

13.5[***]

13.6[Intentionally left blank]

13.7[***]

13.8[***].

Article 14. Confidentiality of Information

14.1Confidentiality. Each Party (the “Receiving Party”) agrees to keep in strict confidence (i) the terms and conditions of this Agreement, (ii) all background technology, trade secrets and other information and materials (including all tangible and intangible embodiments thereof) that the other Party (the “Disclosing Party”) provides, communicates or otherwise makes available to the Receiving Party and/or the Company and (iii) any non-public information obtained from the Disclosing Party or the Company in connection with or pursuant to this Agreement or the transactions contemplated hereby (collectively, “Confidential Information”) and to protect the Confidential Information with the same degree of care normally used to protect its own confidential information of a similar nature. The Receiving Party shall not disclose or allow disclosure of any Confidential Information to any third party and shall not use any Confidential Information in any manner, except, in each case, for the purposes of implementing and enforcing this Agreement, without the prior written consent of the Disclosing Party.

14.2Exceptions. The restrictions set forth in Section 14.1 shall not apply to any Confidential Information:

a.which is or becomes generally available to the public through no fault on the part of the Receiving Party;

b.which is lawfully in the possession of the Receiving Party prior to the disclosure of such information by or on behalf of the Disclosing Party or the Company, as reasonably evidenced by appropriate documentation;

c.which lawfully becomes available to the Receiving Party from a source other than the Disclosing Party and the Company without any duty as to confidentiality or non-use;

d.which is independently developed or otherwise created by the Receiving Party without the use of any Confidential Information of the Disclosing Party, as reasonably evidenced by appropriate documentation; or

e.which is required to be disclosed or provided to any court, government or regulatory body of competent jurisdiction (including any relevant securities exchange) (i) pursuant to any law, rule, regulation, judgment, decree or order or (ii) as necessary to make regulatory filings and communications related to any Products; provided, however, that (x) any such information discloseable pursuant to this Section 14.2(e) shall be disclosed only to the extent required by applicable law, rule, regulation, judgment, decree or order; (y) except with respect to required disclosure to tax authorities, the Party seeking to disclose or provide such information shall give the other Party prompt written notice of such requirement and fully cooperate with the other Party so that the other Party and/or the Company (as the case may be) may obtain reasonable assurances that confidential treatment will be accorded to such information; and (z) without limiting the generality of the foregoing, the Parties shall use Commercially Reasonable Efforts to ensure that the list of the Initial Products is redacted from any copy of this Agreement required to be filed with any government or regulatory body.

14.3Measures to Keep Confidentiality. Each Party agrees that, prior to giving access to any Confidential Information to any of its Affiliates or any of its or such Affiliates’ respective directors, officers, employees, advisors, consultants and agents pursuant to the exception provided in the second sentence of Section 14.1, it shall require each such Person to agree to be bound by all obligations of confidentiality and non-use under this Article 14, and shall take all reasonable steps and measures to ensure that each such Person will comply with and perform such obligations, in each case to the same extent as if they were direct parties to this Agreement.

14.4Publicity. The Parties agree to coordinate all publicity with respect to their relationships and plans as Shareholders of the Company. The Parties shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement, the IP License Agreement, the transactions contemplated hereby or thereby or the business, operations or activities of the Company and, except as required by any court, government or regulatory body of competent jurisdiction (including any relevant securities exchange) or by any law, rule, regulation, judgment, decree or order, neither Party shall make any press release or other public announcement with respect to this Agreement, the IP License Agreement, the transactions contemplated hereby or thereby or the business, operations or activities of the Company without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned.

14.5Survival of Obligations. The obligations undertaken by the Parties under this Article 14 (other than Section 14.4) shall survive the termination of this Agreement for any reason and shall remain in effect and be binding on the Parties for a period of ten (10) years after the termination of this Agreement; provided that to the extent any Confidential Information constitutes a trade secret, as defined in the U.S. Uniform Trade Secrets Act or the Korean Unfair Competition Prevention and Trade Secrets Protection Act, where applicable, then the Receiving Party shall keep such trade secret confidential until such time as the Confidential Information no longer qualifies as a trade secret under the applicable law.

Article 15. Non-Competition

15.1Additional Products.

a.For the period of [***] years after the date of this Agreement, which may be extended by mutual agreement between the Parties, neither Party shall, directly or indirectly (including through any of its Affiliates), develop, manufacture, commercialize, distribute or sell any Biosimilar Pharmaceutical Product (other than Biosimilar Pharmaceutical Products that reference any Biogen Reserved Products) anywhere in the world without first offering such Biosimilar Pharmaceutical Product to the Company for consideration as an Additional Product; provided, however, that neither Party shall be required to offer to the Company, and nothing in this Agreement shall prohibit a Party or any of its Affiliates from developing, manufacturing, commercializing, distributing or selling, any Private Label Product version of an innovator product being marketed by such Party or its Affiliates.

b.In the event the Company accepts the above offer within thirty (30) days after receipt thereof, the Parties shall negotiate in good faith to determine the terms and conditions governing the development, manufacturing, commercialization, distribution and sale of such Biosimilar Pharmaceutical Product using the terms and conditions set forth in this Agreement for the Initial Products as the basis for such negotiation. Upon the Parties reaching agreement on the terms and conditions governing the development, manufacturing, commercialization, distribution and sale of such Biosimilar Pharmaceutical Product, such Biosimilar Pharmaceutical Product shall be added to the business of the Company as an Additional Product under this Agreement.

c.In the event the Company fails to accept the above offer within thirty (30) days after receipt thereof or the Parties fail to reach agreement on the terms and conditions governing the development, manufacturing, commercialization, distribution and sale of such Biosimilar Pharmaceutical Product within ninety (90) days after the acceptance of such offer by the Company, the Party offering such Biosimilar Pharmaceutical Product to the Company shall have the right to develop, manufacture, commercialize, distribute and/or sell such Biosimilar Pharmaceutical Product outside of the Joint Venture, without any further obligations or compensation to the non-offering Party or the Company.

15.2Non-Competition.

a.During the term of this Agreement, without the prior written consent of the other Party, neither Party shall, directly or indirectly (including through any of its Affiliates), develop, manufacture, commercialize, distribute and/or sell any alternative Biosimilar Pharmaceutical Product(s) that references any of the Reference Products anywhere in the world, except through the Company; provided, however, that the provisions of this Section 15.2(a) shall not apply to (x) in the case of an acquisition (by way of a merger or consolidation or purchase of shares or assets) of a Party (or a Controlling Affiliate thereof) by a Third Party pursuant to a Change of Control (which term, in respect of Biogen, shall, for the purpose of this Section 15.2(a), also include any transaction that results in such Third Party and/or any Affiliate thereof Controlling Biogen Idec Inc. or, in the case of one or more corporate restructurings or reorganizations referred to in the definition of “Change of Control,” the Person that has become the ultimate parent company of Biogen upon the consummation of such corporate restructurings or reorganizations), any Biosimilar Pharmaceutical Product(s) that references any of the Reference Products which Biosimilar Pharmaceutical Product(s) was Controlled (as defined in the IP License Agreement) by such Third Party or any of its Affiliates immediately prior to such acquisition (a “Third Party Biosimilar”) so long as no Biogen Technology, Joint Technology or Licensee Technology (as those terms are defined in the IP License Agreement) is used during the term of this Agreement in connection with the development, manufacture, commercialization, distribution and/or sale of such Third Party Biosimilar (an “Exempted Program”), or (y) in the case of an acquisition (by way of a merger, consolidation or purchase of shares or assets) by a Party or any of its Affiliates of a

Third Party that directly or indirectly Controls (as defined in the IP License Agreement) any Biosimilar Pharmaceutical Product(s) that references any of the Reference Products outside of an Exempted Program (an “Acquired TP Biosimilar”), such Acquired TP Biosimilar so long as it is either divested or discontinued entirely within one (1) year after such acquisition.

In the event a Party (or a Controlling Affiliate thereof) is acquired pursuant to a Change of Control and the acquiring Third Party or any of its Affiliates Controls (as defined in the IP License Agreement) a Third Party Biosimilar (as set forth in clause (x) of the foregoing paragraph) (such acquisition being hereinafter referred to as the “CoC Acquisition”), such acquired Party (the “Responsible Party”) shall give written notice thereof to the other Party (the “Non-Responsible Party”), as soon as practicable following the earlier of the announcement or consummation of the CoC Acquisition and the Non-Responsible Party shall have the option (which option may be exercised by written notice to the Responsible Party within six (6) months after its receipt of the foregoing notice) to have the Fair Market Value of the Shares held by the Responsible Party and its Affiliates determined as soon as practicable. If the Non-Responsible Party elects to have such Fair Market Value determined, the Responsible Party shall render such cooperation as may be necessary for the appraiser appointed by the Non-Responsible Party to determine the Fair Market Value and shall bear all costs and expenses associated with the determination of such Fair Market Value. Once such Fair Market Value has been determined and notified to the Non-Responsible Party and the Responsible Party in writing, the Non-Responsible Party shall have the option (which option may be exercised by written notice to the Responsible Party within ninety (90) days after receipt by the Parties of written notice of such Fair Market Value) to purchase or have a Person designated by it purchase all (but not less than all) of the Shares of the Responsible Party and its Affiliates at the Fair Market Value so determined (or if the CoC Acquisition occurs within one (1) year after the date of incorporation of the Company, at 75% of the Fair Market Value so determined). The provisions of Section 17.6 shall apply to the sale and purchase of the Shares held by the Responsible Party and its Affiliates under this Section 15.2(a), mutatis mutandis, as if the Responsible Party were the Non-Terminating Party and the Non-Responsible Party were the Terminating Party.

In the event the CoC Acquisition occurs, in addition to (and without prejudice to) the foregoing option to purchase the Shares held by the Responsible Party and its Affiliates, the Non-Responsible Party shall (notwithstanding Sections 6.3 and 6.5 of this Agreement) have the right (but not the obligation), at any time within six (6) months after the consummation of the CoC Acquisition, to cause the Company to terminate any or all of the Manufacturing Agreements and/or Service Agreement between the Company and the Responsible Party (and/or one or more of its Affiliates). If the Non-Responsible Party exercises the foregoing right, the Parties shall take all necessary actions to cause such Manufacturing Agreement(s) and/or Service Agreement to be terminated as soon as practicable thereafter. Upon termination of such Manufacturing Agreement(s), the Responsible Party shall, upon demand from the

Non-Responsible Party, reimburse the Company for any incremental technology transfer costs or expenses incurred by the Company in connection with the substitution of CMO(s) resulting from such termination.

If a Party fails to divest or discontinue any Acquired TP Biosimilar entirely within one (1) year after acquisition (as required under clause (y) in the first paragraph of this Section 15.2(a)), such failure shall be deemed to constitute a material breach of such Party under this Agreement as set forth in Section 17.2(b) or 17.3(b), as the case may be.

For the avoidance of doubt, nothing in this Agreement shall in any way restrict (i) Samsung in its ability to engage in the CMO business, even if such CMO business relates to or involves the manufacturing of Biosimilar Pharmaceutical Products that reference any of the Reference Products, or (ii) Biogen Idec MA Inc. (or its designated Affiliate) in its ability to engage in the CMO business, even if such CMO business relates to or involves the manufacturing of Biosimilar Pharmaceutical Products that reference any of the Reference Products. For the purpose of the preceding sentence, the “CMO business” described in clause (i) and clause (ii) of this Section 15.2(a) (x) shall include process development services which are related or incidental to the contract manufacturing of any Biosimilar Pharmaceutical Product that references a Reference Product and for which fees are charged on a time and material basis without any license fee or royalty element and (y) shall not include any other cell line or process development activities related to any Biosimilar Pharmaceutical Product that references a Reference Product.

b.During the term of this Agreement, neither Party shall, directly or indirectly (including through any of its Affiliates), exercise its voting rights or other authority or power available to it in relation to the Company, including by causing the Director(s) designated by such Party, to allow the Company to develop, manufacture, commercialize, distribute and/or sell a Biogen Reserved Product or any Biosimilar Pharmaceutical Product(s) that references a Biogen Reserved Product anywhere in the world.

c.Notwithstanding anything in this Agreement to the contrary, Sections 15.1 and 15.2 shall terminate and have no further force and effect in the event that either Party and its Affiliates are no longer Shareholders of the Company.

Article 16. Representations and Warranties of the Parties

Each Party represents and warrants to the other Party as of the date of this Agreement and as of the Closing Date (as though such representations and warranties were made at and as of the Closing Date) as follows:

16.1Corporate Existence and Authority. It is a company duly organized and validly existing under the laws of its jurisdiction of incorporation. It has all requisite corporate or other applicable power and authority to enter into and perform its obligations under this Agreement.

16.2Governmental Approvals. Other than (i) the Antitrust Approvals, (ii) a foreign investment report required to be filed by Biogen with a foreign exchange bank in Korea (pursuant to the Korean Foreign Investment Promotion Act), (iii) a derivative transaction report required to be filed by Samsung or Biogen with the Bank of Korea in respect of the Biogen Option, the Samsung Option, the Non-Responsible Party’s option set forth in Section 15.2(a) and the Terminating Party’s option set forth in Section 17.5 (pursuant to the Korean Foreign Exchange Transaction Act) and (iv) a guarantee report required to be filed by Samsung Parent with the Bank of Korea in respect of the Samsung Parent Guarantee to be provided under this Agreement (pursuant to the Korean Foreign Exchange Transaction Act), all consents, permits, licenses, approvals and authorizations of, and registrations, declarations and other filings with, any governmental agency, official or authority required in connection with the execution, delivery and performance of this Agreement by such Party (to the extent such consents, permits, licenses, approvals, authorizations, registrations, declarations and filings are required to be obtained or made prior to the Closing under applicable law) have been duly obtained or made and are in full force and effect.

16.3Due Authorization and Execution. Its execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on its part. This Agreement has been duly and validly executed and delivered by it and, assuming due and valid authorization, execution and delivery of this Agreement by the other Party, constitutes legally binding obligations enforceable against it in accordance with the terms of this Agreement, except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and equitable principles of general application.

16.4No Violation. Its execution, delivery and performance of this Agreement do not and will not violate, breach or conflict with (i) its organizational documents, (ii) any law, rule, regulation, judgment, order or decree applicable to it or (iii) any agreement or instrument by which it is bound or to which any of its assets or properties are subject.

16.5No Litigation. There is no suit, action or other legal proceeding pending or, to the best of its knowledge, threatened against it, which could reasonably be expected to have a material adverse effect on its ability to enter into and perform its obligations under this Agreement.

Article 17. Term and Termination

17.1Term of Agreement. The term of this Agreement shall begin upon the execution hereof by the Parties and shall continue for an indefinite period thereafter until (i) the Company is dissolved and liquidated or (ii) this Agreement is sooner terminated by the mutual agreement of the Parties or pursuant to the provisions of this Article 17.

17.2Termination by Biogen. Biogen may terminate this Agreement upon written notice to Samsung if and only if:

a.The Closing does not occur by March 31, 2012; provided, however, that Biogen may terminate this Agreement pursuant to this Section 17.2(a) only if the Closing has not occurred by such date for a reason other than Biogen’s failure to fulfill any of its obligations under this Agreement, which failure has been the cause of or has resulted in the failure of the Closing to occur on or before such date;

b.Samsung commits a material breach of any of its representations, warranties, covenants or obligations under this Agreement and fails to cure such breach within thirty (30) days after receipt of written notice from Biogen specifying the particulars of such breach and requiring such breach to be remedied; or

c.Samsung, any of its creditors or any other eligible party files or commences a proceeding for the liquidation, bankruptcy, receivership, reorganization, rehabilitation, composition or dissolution of Samsung (and, in the case of any such proceeding brought against Samsung, such proceeding has not been stayed or dismissed within ninety (90) days after the filing thereof), or Samsung is unable to pay or has suspended payment of its debts generally as they become due (except debts being contested in good faith), or the creditors of Samsung have taken over its management, or the relevant financial institutions have suspended the clearing house privileges of Samsung.

17.3Termination by Samsung. Samsung may terminate this Agreement upon notice to Biogen if and only if:

a.The Closing does not occur by March 31, 2012; provided, however, that Samsung may terminate this Agreement pursuant to this Section 17.3(a) only if the Closing has not occurred by such date for a reason other than Samsung’s failure to fulfill any of its obligations under this Agreement, which failure has been the cause of or has resulted in the failure of the Closing to occur on or before such date;

b.Biogen commits a material breach of any of its representations, warranties, covenants or obligations under this Agreement and fails to cure such breach within thirty (30) days after receipt of written notice from Samsung specifying the particulars of such breach and requiring such breach to be remedied; or

c.Biogen, any of its creditors or any other eligible party files or commences a proceeding for the liquidation, bankruptcy, receivership, reorganization, rehabilitation, composition or dissolution of Biogen (and, in the case of any such proceeding brought against Biogen, such proceeding has not been stayed or dismissed within ninety (90) days after the filing thereof), or Biogen is unable to pay or has suspended payment of its debts generally as they become due (except debts being contested in good faith), or the creditors of Biogen have taken over its management, or the relevant financial institutions have suspended the clearing house privileges of Biogen.

17.4Termination upon Transfer of All Shares. If either Party (together with its Affiliates) has sold, transferred or otherwise disposed of all of its Shares and no longer owns any Shares, this Agreement shall be automatically terminated and shall be of no further force or effect thereafter.

17.5[***]

17.6[***]

17.7Other Remedies. Nothing in this Article 17 shall prevent a Party from enforcing any rights or remedies that may be available to it under the other provisions of this Agreement or under applicable law. The termination of this Agreement for any reason shall be without prejudice to (i) any such rights or remedies and (ii) any rights or obligations that have accrued or arisen prior to the effective date of such termination.

17.8Survival of Provisions. The provisions of Article 14, Article 17, Article 18, Article 19 and Article 20 shall survive the termination of this Agreement for any reason.

Article 18. Governing Law and Dispute Resolution

18.1Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Korea without giving effect to the conflict of laws rules thereof.

18.2Dispute Resolution.

a.Any dispute or controversy which may arise out of or in connection to this Agreement shall be submitted to the International Chamber of Commerce (the “ICC”) for resolution by arbitration before three arbitrators (such arbitrators, collectively, the “Arbitral Tribunal”) under the Arbitration Rules of the ICC in effect as of the date of commencement of the arbitration proceeding (the “Arbitration Rules”), as modified by this Section 18.2. Except as expressly limited by Section 18.2(g), the arbitrators shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a disputed matter under the substantive laws of Korea.

b.The number of arbitrators shall be three (3), who shall be selected as follows: each of Biogen, on the one hand, and Samsung on the other hand, shall nominate one (1) arbitrator, in the Request for Arbitration and in the Answer (as the case may be), and those Party-nominated arbitrators shall unanimously nominate the third arbitrator (who will act as president of the Arbitral Tribunal, referred to in this Section 18.2 as the “President Arbitrator”) within ten (10) Business Days of the appointment of the last Party-nominated arbitrator. If the Party-nominated arbitrators are unable to agree upon the nomination of the President Arbitrator within ten (10) Business Days of the nomination of the last Party-nominated arbitrator, such President Arbitrator shall be appointed by the ICC within ten (10) Business Days thereafter.

c.The place of arbitration shall be London, United Kingdom at a suitable venue to be agreed by the Parties and arbitrators within twenty (20) Business Days of the nomination or appointment of the President Arbitrator. The proceedings shall be conducted in the English language.

d.The decision and award of the Arbitral Tribunal shall be made by majority decision and shall be final, nonappealable and binding on the Parties hereto and their successors and assigns. The arbitral award shall be accompanied by a reasoned opinion.

e.The arbitral award may include both pre-and post-award interest, at a rate to be determined by the Arbitral Tribunal.

f.The Arbitral Tribunal shall be empowered to award damages only to the extent of actual damages suffered, and only to the extent consistent with this Agreement.

g.The Arbitral Tribunal’s final award shall be rendered within the six (6)-month period specified in Article 24(1) of the Arbitration Rules, and any extension thereof pursuant to Article 24(2) of the Arbitration Rules shall not exceed an additional three (3) months. Notwithstanding any provision of the Arbitration Rules: (i) each Party shall be permitted to serve up to ten (10) interrogatories, to take up to five (5) depositions of the other Party, and to obtain production of documents pursuant to Article 3 of the International Bar Association Rules on the Taking of Evidence in International Arbitration as current on the date of this Agreement (the “IBA Rules”), and to exchange exhibits and information as provided for in the Arbitration Rules, all of the foregoing on dates and locations to be mutually agreed upon (or, failing such agreement, as the President Arbitrator shall select after hearing from the Parties); (ii) any documents not in English that are produced by a Party shall be accompanied by a translation into English, which translation shall not be binding upon the other Party or the arbitrators; (iii) each Party covenants and agrees that it shall produce documents, information, and deposition and hearing witnesses, as required by this Section 18.2 and as otherwise required by the Arbitration Rules; and (iv) without limiting Article 3.9 or 3.10 of the IBA Rules, subpoenas to non-Parties, for production of documents and/or for testimony, shall be issued at the request of a Party, up to ten (10) subpoenas per Party. The Parties will make their respective employees available for depositions and hearing testimony as reasonably requested by the other Party. Judgment on the arbitral award may be entered in any court having jurisdiction thereof.

h.Except as required by applicable law or as necessary for recognition and enforcement of the arbitral decision and award, neither a Party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Parties. Any documents submitted to the arbitrators shall be kept confidential and shall not be disclosed, except that any such documents may be disclosed (i) as reasonably necessary in connection with any action to enforce or collect the award or (ii) to the extent discoverable or admissible in any action arising out of or in connection with this Agreement.

i.Notwithstanding this Section 18.2, each Party may apply to any court having competent jurisdiction (a) to enforce the arbitration provisions of this Agreement, or (b) to seek provisional injunctive relief so as to maintain the status quo (including, but not limited to, maintaining the confidentiality of any arbitration proceedings and non-public information) until the final arbitration award is rendered and is finally judicially confirmed if challenged judicially, or the dispute is otherwise resolved.

Article 19. Notice

19.1Notices. Any communication (including any notice, consent, approval, request, demand or response) required or permitted to be given under this Agreement (i) shall be in writing and in the English language, (ii) shall be given by registered airmail, hand delivery, prepaid express air courier or facsimile transmission (with a confirmation of transmission) to the addresses written below and (iii) shall be effective upon deemed receipt in accordance with Section 19.3 below:

    If to Samsung:

    Samsung BioLogics Co., Ltd.
    27th Floor, Samsung Electronics Building
    1320-10 Seocho 2-dong, Seocho-gu
    Seoul 137-857, Korea
    Attention: [***]
    Facsimile: [***]

    If to Biogen:

    Biogen Idec Therapeutics Inc.
    14 Cambridge Center
    Cambridge, Massachusetts 02142
    U.S.A.
    Attention: [***]
    Facsimile: [***]

19.2Change of Address for Notice. Each Party may amend its address and facsimile number set forth above by giving written notice to the other Party in accordance with the provisions of this Article 19.

19.3Effective Date of Notice. Any communication under this Article 19 shall be deemed to have been received by the addressee: (i) if by registered airmail, hand delivery or prepaid express air courier, on the date of delivery; or (ii) if by facsimile transmission, on the date of transmission as indicated on the confirmation of transmission or on the next Business Day if the date of transmission is not a Business Day; provided, however, that if a facsimile transmission is made after 5:00 p.m. in the country of the recipient according to the confirmation of transmission, it shall be deemed to have been received on the immediately following Business Day.

Article 20. Miscellaneous Provisions

20.1Parent Guarantee.

a.Biogen Parent shall guarantee and remain liable for any and all payment obligations of Biogen under or arising out of this Agreement and the IP License Agreement pursuant to the terms of a corporate guarantee in form and substance reasonably acceptable to Samsung (the “Biogen Parent Guarantee”). At or prior to Closing, Biogen shall cause Biogen Parent to duly execute and deliver to Samsung the Biogen Parent Guarantee.

b.Samsung Parent shall guarantee and remain liable (if Samsung determines that Samsung Parent shall be collectively Samsung Electronics Co., Ltd., Samsung Everland, Inc. and Samsung C&T Corporation, (i) on a several (and not joint) basis and (ii) in proportion to their shareholdings in Samsung relative to one another as of the Closing Date) for any and all payment obligations of Samsung under or arising out of this Agreement pursuant to the terms of a corporate guarantee in form and substance reasonably acceptable to Biogen (the “Samsung Parent Guarantee”). At or prior to Closing, Samsung shall cause Samsung Parent to duly execute and deliver to Biogen the Samsung Parent Guarantee.

20.2Assignability; Change of Control. This Agreement and each and every covenant, term and condition hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Except as provided in Sections 13.2, 13.3 and 13.5, neither this Agreement nor any rights or obligations hereunder may be assigned, delegated or transferred, directly or indirectly, by a Party to any Third Party without the prior written consent of the other Party; provided, however, that each Party shall have the right to assign this Agreement and all of its rights and obligations hereunder to one (but not more than one) of its Affiliates prior to the Closing; provided further (a) that the assigning Party shall give advance notice of such assignment to other Party in writing; and (b) the assigning Party shall remain liable to the other Party, on a joint and several basis with the assignee, for full performance of its obligations and covenants under this Agreement. A Change of Control of either Party shall require the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

20.3Company Tagline. The Company may, with the prior written consent of Biogen (which consent shall not be unreasonably withheld or delayed), use a tagline “a Samsung-

Biogen Idec joint venture” or words of similar import in conjunction with the Company’s official name in the Company’s corporate communications (excluding labeling, packaging and other materials that are made part of a regulatory submission or are otherwise subject to regulatory approval, for which use of any such tagline is prohibited).

20.4Entire Agreement. This Agreement embodies the entire agreement of the Parties with respect to the subject matter hereof and supersedes and cancels any and all prior understandings or agreements, oral or written, in relation hereto, which may exist between the Parties. No oral explanation or oral information provided by either Party shall alter the meaning or interpretation of this Agreement.

20.5Taxes. Except as set forth in Section 4.7, each Party shall be solely responsible for the payment of any taxes assessed by any governmental authority on such Party in connection with or arising out of this Agreement or the transactions contemplated hereby. For the avoidance of doubt, Biogen acknowledges that Samsung is obligated to, and will, withhold from the purchase price payable to Biogen for the Samsung Option Shares or any other Shares sold by Biogen or any of its Affiliates to Samsung any taxes levied or payable in Korea under the applicable tax treaty (if any) and Korean laws, rules and regulations. Samsung shall reasonably assist and cooperate with Biogen in its efforts to obtain the relevant tax credit in its jurisdiction, including providing Biogen with the receipts of such tax payments by Samsung and other information and documents reasonably requested by Biogen.

20.6Costs and Expenses. Any costs or expenses (including fees and disbursements of legal counsel and other professional advisors) incurred in connection with this Agreement or the transactions contemplated hereby shall be borne by the Party who incurs such costs or expenses.

20.7Amendment. No amendment or change hereof or addition hereto shall be effective or binding on the Parties unless reduced to writing and executed by the duly authorized representative of each Party.

20.8Unenforceable Terms. If any of the provisions of this Agreement is held invalid or unenforceable under the applicable law of any jurisdiction, the remaining provisions of this Agreement shall not be affected thereby, and such invalidity or unenforceability shall not invalidate or render unenforceable that provision in any other jurisdiction. In such event, the Parties agree that the provisions of this Agreement shall be modified and reformed so as to give effect to the original intent of the Parties as closely as possible with respect to the provision that has been held invalid or unenforceable.

20.9Non-Waiver. The failure or delay of a Party to require performance by the other Party of any provision of, or any obligation under, this Agreement shall not constitute a waiver thereof, nor shall such failure or delay affect that Party’s right to require performance of such or any other provision or obligation at a later time.

20.10Further Assurances. Each Party shall, at the request and cost of the other Party, execute or procure the execution of such documents and do or procure the doing of such other acts and things as such other Party may reasonably request for the purpose of giving effect to the terms of this Agreement or giving such other Party the full benefit of the provisions of this Agreement.

20.11Default Interest. Any sum payable by either Party to the other Party hereunder that is not paid when due shall bear default interest at the rate of ten percent (10%) per annum from the due date until the date on which payment of such sum is made in full.

20.12Disclaimer of Agency. This Agreement shall not be deemed to constitute either Party the agent of the other Party.

20.13Language. This Agreement is executed in the English language, which version shall prevail over any translation thereof.

20.14Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument, it being understood that the Parties need not sign the same counterpart. Facsimile or portable document format (e.g., .pdf) execution and delivery of this Agreement by either Party constitutes a legal, valid and binding execution and delivery of this Agreement by such Party.

20.15Headings. Headings of Articles and Sections in this Agreement have been inserted for convenience of reference only and are not to be used in construing or interpreting this Agreement.

[Signatures on the Following Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

Samsung BioLogics Co., Ltd.

By: ____/s/ Tae Han Kim_______
Name: Tae Han Kim
Title: Representative Director

Biogen Idec Therapeutics Inc.

By: _____/s/ George Scangos ______
Name: George Scangos
Title: Chief Executive Officer

EXHIBIT A

Form of the Articles of Incorporation

ARTICLES OF INCORPORATION
OF
[*] CO., LTD.

ARTICLES OF INCORPORATION
OF
[*] CO., LTD.

CHAPTER I.
GENERAL PROVISIONS
Article 1.        Corporate Name
The name of this company (“Company”) shall be called “[*] CHUSHIK HOESA”, which shall be written in English as “[*] CO., LTD.”
Article 2.    Objectives
The business objectives of the Company shall be as follows:
(a)To develop, manufacture, commercialize, distribute and sell biosimilar pharmaceutical products; and
(b)To engage in any and all acts, things, businesses and activities that are related, incidental or conducive, directly or indirectly, to the attainment of the foregoing objective.
Article 3.    Head Office and Branch Offices
The Company shall have its head office in [*], Republic of Korea. The Company may establish its branch offices at such places as may be required in accordance with a resolution of the Board of Directors.
Article 4.    Public Notices
Public notices of the Company shall be given on the Company’s website (http://www.[*]); provided, however, that if a public notice cannot be given on such website due to a telecommunication problem or for any other unavoidable reason, it shall be published in the “Joongang Daily Newspaper,” a daily newspaper of general circulation published in the Special City of Seoul.
Article 5.    Existence
The existence of the Company shall be perpetual.
CHAPTER II.
CAPITAL AND SHARES
Article 6.    Authorized Shares
The total number of shares that the Company is authorized to issue shall be 13,000,000.

Article 7.    Issued Shares
The total number of shares to be issued at the time of incorporation of the Company shall be 3,294,000.
Article 8.    Class and Par Value of Shares
All shares issued by the Company shall be common shares in non-bearer form and shall have a par value of Five Thousand Won (KRW5,000) per share.
Article 9.    Share Certificates
Share certificates of the Company shall be numbered, shall set forth the number of shares represented thereby and the holder’s name, and shall be entered in the Register of Shareholders of the Company when they are issued. Share certificates shall be issued in such denominations as prescribed by the Board of Directors.
Article 10.    Pre-emptive Rights
1.The shareholders shall have pre-emptive rights to subscribe for shares newly issued by the Company.
2.Notwithstanding the provisions of Paragraph 1, the Company may allocate and issue new shares to certain existing shareholders or persons other than the existing shareholders by a resolution of the general meeting of shareholders in accordance with Chapter III, in any of the following cases:
a.Where the Company issues new shares preferentially to the members of its employee stock ownership association;
b.Where the Company issues new shares to achieve its management purposes, such as introducing new technology, improving its financial structure, forming a strategic alliance, etc.;
c.Where the Company issues new shares to a foreign investor to induce foreign investment or to a foreign investor who is in strategic alliance with the Company; and
d.Where the Company issues new shares through a public offering or engages an underwriter to underwrite new shares for the purpose of listing the shares of the Company on the Stock Market or KOSDAQ Market of the Korea Exchange.
3.If the Company issues new shares in any of the circumstances specified in Paragraph 2 above, the class, number and issue price of the shares to be newly issued shall be determined by resolutions of the general meeting of shareholders.

4.If any shareholder waives or fails to exercise its pre-emptive subscription right or if fractional shares result from the allocation of new shares, the shares that have not been allocated and/or subscribed shall be disposed of in accordance with a resolution of the Board of Directors.
Article 11.    Date of Commencement of Dividend Accrual for New Shares
If the Company issues new shares by way of a capital increase for or without consideration or a stock dividend, such new shares shall, for the purpose of payment of dividends, be deemed to have been issued as of the end of the fiscal year immediately preceding the fiscal year in which they are issued.
Article 12.    Transfer of Shares
A transfer of shares of the Company shall be effected by delivery of the relevant share certificate(s). A transfer of shares shall not be effective against the Company until the name and address of the new owner have been properly entered in the Register of Shareholders of the Company.
Article 13.    Alteration of Entries
Any shareholder desiring an alteration of any entries in the Register of Shareholders shall submit to the Company an application therefor in the form prescribed by the Company, together with the relevant share certificate(s).
Article 14.    Re-issuance of Share Certificates
Any shareholder desiring re-issuance of a new share certificate in lieu of a share certificate previously held by it shall submit to the Company an application therefor in the form prescribed by the Company, together with any of the following documents:
a.An original or certified copy of a judgment of nullification in case of a certificate which has been lost or damaged beyond recognition;
b.The relevant share certificate in case of damage to the certificate, except when the certificate has been damaged beyond recognition; or
c.The share certificate involved in case of a split or consolidation of shares.
Article 15.    Registration of Shareholders
All shareholders, pledgees, trustees, legal representatives or their attorneys shall register, in the form prescribed by the Company, their names, titles, addresses and seal impressions (including signatures in case of foreign nationals who normally use signatures instead of seals), and any changes thereto.
Article 16.    Suspension of Entry into Register of Shareholders

The Company shall suspend entry into the Register of Shareholders of any change of shareholders from the day following the last day of each fiscal year until the date of completion of the ordinary general meeting of shareholders pertaining to such fiscal year, and may suspend, when deemed necessary, the entry of any changes in the matters registered in the Register of Shareholders for a specified period of time upon giving public notice thereof at least two (2) weeks in advance.
CHAPTER III.
GENERAL MEETINGS OF SHAREHOLDERS
Article 17.    Authority and Responsibility
The following matters shall require resolution of the general meeting of shareholders:
a.Amendment of the Articles of Incorporation;
b.Issuance of any shares or other equity or equity-linked securities of the Company to a third party investor without giving the existing shareholders preemptive subscription rights in proportion to their respective shareholdings, other than for stock options or grants to employees;
c.Any material reorganization or change (including cessation) to the nature or scope of the business of the Company, but excluding any such change resulting from the use or development of its existing assets;
d.Any merger, joint venture involving a transfer or license of intellectual property by the Company, profit and/or loss sharing partnership, spin-off or any other kind of corporate reorganization involving the Company;
e.Acquisition of assets or investment in another entity or person (including joint ventures) in excess of US$60,000,000 or its equivalent in any single transaction or series of related transactions;
f.Sale, assignment, exchange, transfer or other disposition of assets of the Company with a book value or market value exceeding US$30,000,000 or its equivalent in any single transaction or series of related transactions;
g.Sale, assignment, transfer or other disposition of all or substantially all of the intellectual property and other assets for any biosimilar pharmaceutical product of the Company;
h.Taking or instituting any proceeding for voluntary winding-up, dissolution or liquidation of the Company or any entity or person controlled by the Company;
i.Borrowing any money in excess of US$120,000,000 or its equivalent (except borrowings in the ordinary course of business to finance working capital requirements or matters specified in the business plan); making any loan or granting credit in excess of US$60,000,000 or its equivalent (other than in the ordinary course of business); or granting or creating any mortgage, pledge, charge or other security interests over any assets of the Company with a book value exceeding US$160,000,000 or its equivalent;
j.Redemption, retirement or repurchase of any shares or other equity or equity-linked securities of the Company;
k.Altering the fiscal year or material accounting policies or practices of the Company or changing the external auditors of the Company;
l.Addition of any biosimilar pharmaceutical product (other than any biosimilar pharmaceutical products based on the products marketed under the following names: [***]) to the business of the Company; and
m.Any other matters reserved to the general meeting of shareholders by the Commercial Code or other applicable laws.
Article 18.    Time of Meeting
An ordinary general meeting of shareholders of the Company shall be convened within three (3) months after the close of each fiscal year by resolution of the Board of Directors. An extraordinary general meeting of shareholders of the Company may be convened at any time by resolution of the Board of Directors.
Article 19.    Place of Meeting
Each general meeting of shareholders shall be held at the head office of the Company in the Republic of Korea or such other place as may be determined by the Board of Directors.
Article 20.    Notice of Meeting
Written notice (both in English and in Korean) of each general meeting of shareholders of the Company stating the date, time and place of the meeting and the purposes for which the meeting is convened shall be dispatched via registered regular mail to the shareholders who are residents of the Republic of Korea and via registered airmail to all other shareholders at least fourteen (14) days prior to the date set for such meeting. Each such notice shall be accompanied by a copy of all reports and materials that are necessary or appropriate for prior review and consideration by the shareholders of the matters on the agenda for the meeting. The shareholders may act only with respect to the matters set forth in such written notice at a general meeting of shareholders. A general meeting of shareholders may be held without complying with the foregoing procedures (i) with the written consent of all of the shareholders or (ii) if all of the shareholders attend the meeting.
Article 21.    Person to Convene and Preside at Meeting

Except as otherwise provided by law, each general meeting of shareholders of the Company shall be convened by the Representative Director in accordance with a resolution of the Board of Directors. The Representative Director shall preside over all general meetings of shareholders as chairman. If for any reason the Representative Director is unable or unwilling to perform his/her duty with respect to a general meeting of shareholders, another director or officer designated by the shareholders attending such meeting (by an affirmative vote of a majority of the shares represented at such meeting in person or by proxy) shall preside over such meeting as chairman.
Article 22.    Right to Vote
With respect to all matters submitted to the general meeting of shareholder for resolution, each shareholder shall have one (1) vote for each share registered in the name of such shareholder.
Article 23.    Voting by Proxy
A shareholder may exercise its voting rights at any general meeting of shareholders in person or by proxy. A proxy is not required to be a shareholder of the Company. A proxy shall present a document establishing his power of representation to the general meeting of shareholders.
Article 24.    Adoption of Resolutions
Except as otherwise required by the mandatory provisions of the Commercial Code or other applicable laws, all resolutions at a general meeting of shareholders shall be adopted by an affirmative vote (whether in person or by proxy) of at least fifty-two percent (52%) of the total issued and outstanding voting shares of the Company.
Article 25.    Conduct of Meeting and Minutes
Each general meeting of shareholders shall be conducted in English. The Company shall provide a Korean-English interpreter and such other support as is necessary to ensure that all participants are able to fully understand and participate in the meeting. Minutes shall be taken of the proceedings and actions taken at each general meeting of shareholders. Such minutes shall be prepared both in English and in Korean; provided that in the event of any conflict or discrepancy between the English and Korean versions, the English version shall control. The chairman and directors who were present at the meeting shall sign such minutes or affix their seals thereon. The minutes shall be kept in the Company’s records.
CHAPTER IV.
DIRECTORS, STATUTORY AUDITORS AND OFFICERS
Article 26.    Number and Election of Directors and Statutory Auditors

1.The Company shall have at least three (3) but no more than six (6) directors and at least one (1) statutory auditor, all of whom shall be elected at a general meeting of shareholders.
2.When two (2) or more directors are elected at a general meeting of shareholders, the cumulative voting system provided in Article 382-2 of the Commercial Code shall not be used.
Article 27.    Term of Office
The term of office of each director shall be three (3) years; provided, however, that if such term expires before the close of the ordinary general meeting of shareholders held for the settlement of accounts of the last fiscal year that ended during the three-year term, it shall be extended until the close of such general meeting of shareholders. The term of office of each statutory auditor shall expire at the close of the ordinary general meeting of shareholders held for the settlement of accounts of the last fiscal year ended within three (3) years after such statutory auditor’s assumption of office.
Article 28.    Vacancy
1.In case of any vacancy in the office of director, a substitute director shall be elected at a general meeting of shareholders that shall be convened for that purpose. The term of office of a director so elected shall be for the remainder of the term of the directors serving in office at the time of such election.
2.In case of any vacancy in the office of statutory auditor, a substitute statutory auditor shall be elected at a general meeting of shareholders that shall be convened for that purpose.
Article 29.    Representative Director and Other Officers
1.The Board of Directors shall elect one (1) Representative Director, who shall also hold the title of President and Chief Executive Officer, from among the directors of the Company.
2.Unless otherwise decided by the Board of Directors, the term of office of the Representative Director shall be three (3) years; provided, however, that if such term expires before the close of the ordinary general meeting of shareholders held for the settlement of accounts of the last fiscal year that ended during the three-year term, it shall be extended until the close of such general meeting of shareholders.
3.The Representative Director shall have the authority and duty to represent the Company, enforce matters resolved by the Board of Directors and the general meeting of shareholders and carry out the day-to-day operations of the Company, and such other authorities and duties as may be determined from time to time by the Board of Directors.

4.The Board of Directors may appoint and remove a chief financial officer and a chief technology officer as senior officers of the Company. The Representative Director may appoint and remove such other officers as he/she deems necessary for the operation of the Company. The powers and duties of such senior officers shall be determined from time to time by the Board of Directors and the powers and duties of such other officers shall be determined from time to time by the Representative Director.
Article 30.    Powers and Duties of Statutory Auditor
1.Each statutory auditor shall inspect the directors’ performance of their duties and shall examine the accounting and financial records of the Company. Each statutory auditor may at any time demand a report concerning the business of the Company from the directors and may investigate the affairs of the Company and the state of its property.
2.Each statutory auditor shall examine agenda and documents which the directors submit to a general meeting of shareholders and shall state his/her opinion before such meeting as to whether there are any matters extremely unjust or conducted in contravention of any law or decree or these Articles of Incorporation.
Article 31.    Audit Records
Each statutory auditor shall prepare audit records with respect to any audit conducted by him/her. Such audit records shall reflect the proceedings and results of the audit and the statutory auditor who conducted the audit shall sign or affix his/her seal thereon. Such audit records shall be kept as part of the Company’s records.
Article 32.    Indemnification of Directors and Officers
To the maximum extent permitted by Article 400 of the Commercial Code and other applicable laws, the Company shall indemnify the Representative Director and each director, statutory auditor and other officer (including former Representative Directors, directors, statutory auditors and other officers who are no longer associated with the Company) against all claims, judgments, liabilities (including liabilities to the Company), damages, expenses and costs (including reasonable attorneys’ fees and disbursements) for which he/she has been held liable or which he/she has incurred in connection with or arising out of the performance of his/her duties in his/her official capacity as Representative Director or as a director, statutory auditor or other officer of the Company, if such Representative Director, director, statutory auditor or other officer acted in good faith and for a purpose and in a manner that he/she reasonably believed to be in the best interests of the Company. With respect to all claims, judgments, liabilities (including liabilities to the Company), damages, expenses and costs (including attorneys’ fees and disbursements) for which a Representative Director, director, statutory auditor or other officer has been held liable or which he/she has incurred in connection with or arising out of the performance of his/her duties in his/her official capacity as Representative Director or as a director, statutory auditor or other officer but which are not indemnifiable by the Company pursuant to this Article 32 and are insurable at commercially reasonable cost, the Company shall obtain and maintain a directors’ and officers’ liability insurance policy with commercially reasonable coverage.

Article 33.    Severance Allowances of Directors, Statutory Auditors and Other Officers
The maximum aggregate amount of remuneration, bonuses and severance allowances payable to the directors and those payable to the statutory auditors shall be respectively determined by a resolution of the general meeting of shareholders. The power and authority to determine the remuneration and bonuses payable to the Representative Director, each director and statutory auditor may be delegated by the general meeting of shareholders to the Board of Directors. The severance allowances payable to the directors, statutory auditors and other officers shall be determined in accordance with the officer severance pay regulations adopted by a resolution of the general meeting of shareholders. Notwithstanding the foregoing, a director or statutory auditor performing no executive or officer functions shall receive no compensation from the Company.
CHAPTER V.
MEETINGS OF THE BOARD OF DIRECTORS
Article 34.    Authority of the Board of Directors
1.The Board of Directors of the Company shall consist of all directors.
2.Except as otherwise required by mandatory provisions of law or these Articles of Incorporation, the Board of Directors shall determine all important policies of the Company and direct the Company’s overall management and operations. The Board of Directors shall also be responsible for the development and implementation of strategic direction, annual budget and business plan (including the evaluation and adjustment thereof) and the monitoring and evaluation of overall performance of the Company.
3.The Board of Directors may establish such committees within the Board of Directors as the Board of Directors deems necessary. The authorities, operations and other details of each such committee shall be determined by resolution of the Board of Directors.
4.The Board of Directors may delegate, to the extent permitted under applicable law, the day-to-day management of the Company and any other rights, powers or authorities for the management of the Company to the Representative Director and/or any other officers of the Company.
Article 35.    Convention
Meetings of the Board of Directors shall be held at least once every fiscal quarter unless otherwise determined by the Board of Directors. Meetings of the Board of Directors may also be convened from time to time by the Representative Director at his/her discretion or at the request of any director by written notice to the Representative Director.
Article 36.    Notice of Meeting
Notice (both in English and in Korean) of each meeting of the Board of Directors stating the date, time and place of the meeting and the purpose for which the meeting is convened shall be dispatched by the Representative Director via post, facsimile or e-mail to all of the directors and statutory auditors at least seven (7) days prior to the date set for such meeting. Each such notice shall be accompanied by a copy of all reports and materials that are necessary or appropriate for prior review and consideration by the directors of the matters on the agenda for the meeting. Meetings of the Board of Directors may be held without conforming to the foregoing procedures with the written consent of all of the directors and statutory auditors.
Article 37.    Place of Meeting
All meetings of the Board of Directors shall be held at the head office of the Company or such other place as may be determined by the Board of Directors.
Article 38.    Chairman of Meeting
The Representative Director shall preside over all meetings of the Board of Director as chairman. If for any reason the Representative Director is unable or unwilling to perform his/her duty with respect to a meeting of the Board of Directors, another director designated by the Board of Directors shall preside over such meeting as chairman.
Article 39.    Quorum and Voting Requirements
1.A quorum at each meeting of the Board of Directors shall be attained by the presence of a majority of the directors in office.
2.All resolutions at a meeting of the Board of Directors shall be adopted by an affirmative vote of a majority of the directors present at the meeting where a quorum is present.
3.No director, including the chairman of the meeting, shall have any tie-breaking vote at a meeting of the Board of Directors.
Article 40.    Attendance of Statutory Auditor
Each statutory auditor may attend and express his/her opinion at any meeting of the Board of Directors, and where any director has acted or is likely to act in contravention of any law or decree or these Articles of Incorporation, shall report it to the Board of Directors.
Article 41.    Conduct of Meeting and Minutes
1.Each meeting of the Board of Directors shall be conducted in English. The Company shall provide a Korean-English interpreter and such other support as is necessary to ensure that all participants are able to fully understand and participate in the meeting.
2.Directors may participate and vote at a meeting of the Board of Directors via video conferencing equipment whereby all participants in the meeting can simultaneously see and hear each other or, to the extent permitted under applicable law, via telephone conferencing equipment whereby all participants in the meeting can simultaneously hear each other.
3.Minutes shall be taken of the proceedings and actions taken at each meeting of the Board of Directors. Such minutes shall be prepared both in English and in Korean; provided that in the event of any conflict or discrepancy between the English and Korean versions, the English version shall control. The directors and statutory auditors who were present at the meeting shall sign such minutes or affix their seals thereon. The minutes shall be kept in the Company’s records.
CHAPTER VI.
ACCOUNTING
Article 42.    Fiscal Year
The fiscal year of the Company shall begin on the first day of January of each year and end on the last day of December of the same year.
Article 43.    Accounting System
The accounting books of the Company shall be kept in accordance with the applicable laws and regulations of the Republic of Korea and with accounting principles and practices generally accepted in the Republic of Korea (including, if applicable, the International Financial Reporting Standards).
Article 44.    Financial Statements
1.The directors shall prepare an annual business report and the following financial statements, together with supporting specifications, for each fiscal year for the settlement of accounts of the Company, and shall obtain approval thereof from the Board of Directors and submit the same to the statutory auditor(s) at least six (6) weeks before the date set for the ordinary general meeting of shareholders:
a.A balance sheet;
b.A profit and loss statement; and
c.A statement of appropriation of earned surplus or a statement of disposition of net loss.
2.Such financial statements and business report, together with the related audit report, shall be kept at the head office for five (5) years, and copies of the same shall be kept at each branch office for three (3) years, from one (1) week before the date set for the ordinary general meeting of shareholders.
3.The financial statements shall be submitted to the general meeting of shareholders for approval and the business report shall be submitted to the meeting only for reporting purposes.

Article 45.    Public Notice
After the above financial statements have been approved by the general meeting of shareholders, the Representative Director shall give public notice of the balance sheet so approved without delay.
Article 46.    Disposition of Retained Earnings
    The Company’s retained earnings shall be appropriated in the following order of priority:
a.Replenishment of any capital deficit carried over from the previous fiscal year;
b.Establishment of a profit reserve required by law;
c.Establishment of other reserves required by law;
d.Payment of dividends to the shareholders; and
e.Retained earnings to be carried forward to the next fiscal year.
Article 47.    Payment of Dividends
1.Regular dividends may be declared in cash or in shares. The payment and level of any dividends shall be determined by the Board of Directors and approved by resolution at the ordinary general meeting of shareholders held for each fiscal year. Such dividends shall be paid to the shareholders of record in the Register of Shareholders of the Company as of the last day of the relevant fiscal year.
2.Interim dividends may also be paid in cash once a fiscal year to the shareholders of record in the Register of Shareholders as of a date fixed during a fiscal year, pursuant to a resolution of the Board of Directors specifying such record date.
CHAPTER VII.
ADDENDA
Article 48.    By-laws
The Company may adopt by-laws and other regulations as may be required for the administration of the affairs of the Company and may revise or repeal the same, in each case by resolution of the Board of Directors.
Article 49.    Application of the Commercial Code
Matters not specifically provided for herein shall be determined in accordance with resolutions adopted by the general meeting of shareholders or the Board of Directors and relevant provisions of the Commercial Code.

Article 50.    First Fiscal Year
The first fiscal year of the Company shall commence on the date of establishment of the Company and end on December 31 of the year of establishment.
Article 51.    Promoter Information
The names and addresses of the promoters of the Company are as set forth below.
IN WITNESS WHEREOF, these Articles of Incorporation have been executed this [*] day of [*] 2012.

[*] CO., LTD.

Name of Promoter                    Address of Promoter

Samsung BioLogics Co., Ltd.                [address]

Biogen Idec Therapeutics Inc.            [address]

EXHIBIT B

[***]

EXHIBIT C

[***]

EXHIBIT D

[***]

EXHIBIT E

[***]

SCHEDULE I

[***]

SCHEDULE II

Matters Requiring Resolution of the General Meeting of Shareholders

The following matters shall require resolution of the General Meeting of Shareholders (which resolutions shall be adopted in accordance with the voting requirements of the Articles of Incorporation and applicable laws):

(a)    Amendment of the Articles of Incorporation;

(b)    Issuance of any Shares, Share Equivalents or other equity or equity-linked securities of the Company to a new third party investor without giving the existing Shareholders preemptive subscription rights in proportion to their respective Shareholdings, other than for stock options or grants to employees;

(c)    Any material reorganization or change (including cessation) to the nature or scope of the business of the Company, but excluding any such change resulting from the use or development of its existing assets;

(d)    Any merger, joint venture involving a transfer or license of Intellectual Property by the Company, profit and/or loss sharing partnership, spin-off or any other kind of corporate reorganization involving the Company;

(e)    Acquisition of assets or equity investment in another Person (including joint ventures) in excess of US$60,000,000 or its equivalent in any single transaction or series of related transactions;

(f)    Sale, assignment, exchange, transfer or other disposition of any assets of the Company with a book value or market value exceeding US$30,000,000 or its equivalent in any single transaction or series of related transactions;

(g)    Sale, assignment, transfer or other disposition of all or substantially all of the Intellectual Property and other assets for any Product;

(h)    Taking or instituting any proceeding for voluntary winding-up, dissolution or liquidation of the Company or any Person Controlled by the Company;

(i)    Borrowing any money in excess of US$120,000,000 or its equivalent (except borrowings in the ordinary course of business to finance working capital requirements or matters specified in the initial or annual business plan); making any loan or granting credit in excess of US$60,000,000 or its equivalent (other than in the ordinary course of business); or granting or creating any mortgage, pledge, charge or other security interests over any assets of the Company with a book value exceeding US$160,000,000 or its equivalent;

(j)    Redemption, retirement or repurchase of any Shares, Share Equivalents or other equity or equity-linked securities of the Company;

(k)    Altering the fiscal year or material accounting policies or practices of the Company or changing the external auditors of the Company;

(l)    Addition of any Additional Product to the business of the Company; and

(m)    Any other matters reserved to the general meeting of shareholders by the Korean Commercial Code or other applicable laws.

SCHEDULE III

Matters Requiring Prior Consent of Biogen

a)Amendment of the Articles of Incorporation concerning the following matters: (i) the business objectives of the Company; (ii) class and par value of Shares (except that no consent of Biogen shall be required where Biogen’s voting rights and economic interests under this Agreement are not adversely effected by the proposed amendment with respect to the class and/or par value of Shares); (iii) the preemptive subscription rights of the Shareholders; (iv) the list of matters requiring resolutions of the General Meeting of Shareholders; (v) the voting requirements for resolutions at the General Meeting of Shareholders; (vi) the number of Directors and Statutory Auditors; (vii) the term of Directors; (viii) the authority of the Board; (ix) the convention of meetings of the Board; (x) the voting and quorum requirements for meetings of the Board; (xi) the conduct of General Meetings of Shareholders and Board meetings; (xii) the indemnification of Directors, Statutory Auditors and officers; (xiii) the fiscal year of the Company; and (xiv) payment of dividends.

b)Any material reorganization or change (including cessation) to the nature or scope of the business of the Company, but excluding any such change resulting from the use or development of its existing assets;

c)Any merger, joint venture involving a transfer or license of Intellectual Property by the Company, profit and/or loss sharing partnership, spin-off or any other kind of corporate reorganization involving the Company;

d)Acquisition of assets (for the avoidance of doubt, other than the purchase of the Samsung Assets pursuant to Section 6.1A hereof) or equity investment in another Person (including joint ventures) in excess of US$60,000,000 or its equivalent in any single transaction or series of related transactions;

e)Sale, assignment, transfer or other disposition of all or substantially all of the Intellectual Property and other assets for any Product;

f)Taking or instituting any proceeding for voluntary winding-up, dissolution or liquidation of the Company or any Person Controlled by the Company;

g)Borrowing any money in excess of US$120,000,000 or its equivalent (except borrowings in the ordinary course of business to finance working capital requirements or matters specified in the initial or annual business plan); making any loan or granting credit in excess of US$60,000,000 or its equivalent (other than in the ordinary course of business); or granting or creating any mortgage, pledge, charge or other security interests over any assets of the Company with a book value exceeding US$160,000,000 or its equivalent;

h)Redemption, retirement or repurchase of any Shares, Share Equivalents or other equity or equity-linked securities of the Company;

i)Altering the fiscal year or material accounting policies or practices of the Company or changing the external auditors of the Company; and

j)Addition of any Additional Product to the business of the Company.

SCHEDULE IV

Method for Selecting Appraiser

The method for selecting an appraiser shall be as set forth below:

(a)     Within twenty (20) days after the Appointing Party elects to have the Fair Market Value of the relevant Shares determined, the Appointing Party shall propose a list of no less than three (3) but no more than ten (10) candidates (each of which shall be an investment banking firm, securities company or accounting firm and which may not include the accounting firm that serves as external auditors to the Appointing Party) to the other Party in writing;

(b)    Within fifteen (15) days after receipt of the above list from the Appointing Party, the other Party shall (i) select three (3) candidates from such list, and (ii) notify the Appointing Party of its selection in writing; and

(c)    Within ten (10) days after the earlier of (x) the receipt of written notice of the three (3) candidates from the other Party and (y) the expiration of the fifteen (15) day period referred to in paragraph (b) above, the Appointing Party shall (i) select the appraiser to determine the Fair Market Value of the relevant Shares from the three (3) candidates notified by the other Party, or if the other Party fails to notify the Appointing Party of the three (3) candidates selected by it in accordance with paragraph (b) above, from the list initially proposed by the Appointing Party pursuant to paragraph (a) above, and (ii) notify the other Party of its selection in writing.

SCHEDULE V

Antitrust Approvals

U.S.A. and Brazil

SCHEDULE VI

[***]

SCHEDULE VII

[***]

February 28, 2012

Samsung BioLogics Co., Ltd.
27th Floor, Samsung Electronics Building
1320-10 Seocho 2-dong, Seocho-gu
Seoul 137-857
Republic of Korea
Re:    Amendment of the Joint Venture Agreement
Dear Sirs:
Reference is made to the Joint Venture Agreement dated December 6, 2011 (the “JVA”) between Samsung BioLogics Co., Ltd. (“Samsung”) and Biogen Idec Therapeutics Inc. (“Biogen”).
Capitalized terms used but not otherwise defined in this letter agreement have the same meanings ascribed to them in the JVA.
Samsung and Biogen hereby agree to amend the JVA as follows:
1.    Amendment of the Scope of the Biogen Parent Guarantee
Under Section 20.1(a) of the JVA, Biogen is required to cause Biogen Parent to duly execute and deliver to Samsung at or prior to Closing the Biogen Parent Guarantee, in form and substance reasonably acceptable to Samsung, whereby Biogen Parent shall guarantee and be liable for any and all payment obligations of Biogen under or arising out of the JVA and the IP License Agreement.
Samsung and Biogen hereby agree that under and pursuant to the Biogen Parent Guarantee, Biogen Parent shall guarantee and be liable for any and all payment obligations of Biogen under or arising out of the JVA and the IP License Agreement, except Biogen’s payment obligation under or arising out of its exercise of the Biogen Option pursuant to the JVA.
2.    Waiver of the Samsung Parent Guarantee
Under Section 20.1(b) of the JVA, Samsung is required to cause Samsung Parent to duly execute and deliver to Biogen at or prior to Closing the Samsung Parent Guarantee, in form and substance reasonably acceptable to Biogen, whereby Samsung Parent shall guarantee and be liable for any and all payment obligations of Samsung under or arising out of the JVA.
Biogen hereby waives the Samsung Parent Guarantee, and Samsung and Biogen hereby agree to delete from the JVA (i) the definitions of “Samsung Parent” and “Samsung Parent Guarantee” in Section 1.1 of the JVA and (ii) Sections 3.2(i), 3.5(c) and 20.1(b) of the JVA and (iii) clause (iv) of Section 16.2 of the JVA; provided that each of Samsung Everland Inc., Samsung C&T Corporation and Samsung Electronics Co., Ltd. maintains the board resolution approving its
1

proportional investment in Samsung as set forth in the notarized English translation of the minutes of a meeting of the board of directors of each such company that has been provided to Biogen.
Except as specifically stated above, all other terms and conditions of the JVA shall remain in full force and effect. The provisions of Articles 18 and 19 of the JVA shall apply to this letter agreement, mutatis mutandis.
If the foregoing accurately reflects our mutual understanding, please indicate your acceptance thereof by signing the attached duplicate copy of this letter agreement and returning it to us.
Sincerely yours,
Biogen Idec Therapeutics Inc.

By:    /s/ Richard Brudnick
Name: Richard Brudnick
Title: Vice President and Assistant Secretary

The foregoing is hereby accepted and agreed to by:
Samsung BioLogics Co., Ltd.

By:    /s/ Tae Han Kim
Name: Tae Han Kim
Title: Representative Director
Date: February 28, 2012

AMENDMENT NO. 2
TO
JOINT VENTURE AGREEMENT
THIS AMENDMENT NO. 2 TO JOINT VENTURE AGREEMENT (this “Amendment”) is entered into as of the 29th day of September 2014 (the “Amendment Effective Date”) by and between:
(1)    Samsung BioLogics Co., Ltd., a company organized and existing under the laws of Korea with its principal offices at 125 Cheomdan-daero, Yeonsu-gu, Incheon, Republic of Korea (“Samsung”); and
(2)    Biogen Idec Therapeutics Inc., a company organized and existing under the laws of Delaware, U.S.A, with its principal offices at 14 Cambridge Center, Cambridge, Massachusetts 02142, U.S.A. (“Biogen”).
Samsung and Biogen are hereinafter referred to collectively as the “Parties” and individually as a “Party”.
W I T N E S E T H:
WHEREAS, Samsung and Biogen entered into a Joint Venture Agreement (the “JVA”) as of December 6, 2011, as amended by that certain letter agreement, dated February 28, 2012 (the JVA as so amended referred to herein as the “Joint Venture Agreement”), and pursuant to the Joint Venture Agreement, established Samsung Bioepis Co., Ltd., a Korean stock corporation (the “Company”), as a joint venture company to engage in the development, manufacture, commercialization, distribution and sale of Biosimilar Pharmaceutical Products; and
WHEREAS, Samsung and Biogen now desire to amend the Joint Venture Agreement upon the terms and conditions set forth herein, in order to expand the business objectives of the Company.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein below contained, and intending to be legally bound hereby, the Parties agree as follows:
Article 1.Definitions
1.1Capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to them in the Joint Venture Agreement.
1.2Section 1.2 of the Joint Venture Agreement is incorporated herein by reference as if fully set forth in this Amendment.
Article 2.    Amendment of the Joint Venture Agreement

2.1The definition of the term “Product” in Section 1.1 of the Joint Venture Agreement is hereby amended to read in its entirety as follows:
“Product” shall mean (i) any Initial Product, (ii) any Additional Product and (iii) any biopharmaceutical product that is not a Biosimilar Pharmaceutical Product, which, in the case of clause (ii) and clause (iii) of this definition, is either (a) agreed by the Parties in writing and determined by the General Meeting of Shareholders to be a Product at any time during the Biogen Consent Period or (b) determined by the General Meeting of Shareholders to be a Product at any time after the expiration of the Biogen Consent Period.”
2.2Section 2.3 of the Joint Venture Agreement is hereby amended to read in its entirety as follows:
“2.3    Business Objective. The business objectives and activities of the Company shall be limited to the development, manufacture, commercialization, distribution and sale of biopharmaceutical products, including Biosimilar Pharmaceutical Products, and any and all activities related or incidental thereto.”
2.3Schedule II (Matters Requiring Resolution of the General Meeting of Shareholders) to the Joint Venture Agreement is hereby amended by deleting paragraph (1) thereof and substituting the following therefor:
“(l)     Addition to the business of the Company of (i) any Additional Product or (ii) any biopharmaceutical product that is not a Biosimilar Pharmaceutical Product; and”
2.4Schedule III (Matters Requiring Prior Consent of Biogen) to the Joint Venture Agreement is hereby amended by deleting paragraph j) thereof and substituting the following therefor:
“(j)     Addition to the business of the Company of (i) any Additional Product or (ii) any biopharmaceutical product that is not a Biosimilar Pharmaceutical Product.”
2.5Except as expressly amended by this Amendment, the Joint Venture Agreement shall remain in full force and effect in accordance with its terms.
Article 3.    Amendment of the Articles of Incorporation
As soon as practicable following the execution of this Amendment, the Parties shall promptly take and cause to be taken all necessary actions to adopt an amendment to the Articles of Incorporation in the form attached hereto as Exhibit A, which amendment amends Article 2 (Objectives) and Article 17 (Authority and Responsibility) of the Articles of Incorporation to be consistent with the terms of the Joint Venture Agreement as amended by this Amendment.
Article 4.    Miscellaneous Provisions
4.1Articles 18 and 19 and Sections 20.7, 20.8, 20.9, 20.13, 20.14 and 20.15 of the Joint Venture Agreement shall each apply to this Amendment, mutatis mutandis.

4.2The Joint Venture Agreement, together with the Exhibits and Schedules thereto, as amended by this Amendment, embodies the entire agreement of the Parties with respect to the subject matter of the Joint Venture Agreement and supersedes and cancels any and all prior understandings or agreements, oral or written, in relation hereto, which may exist between the Parties. No oral explanation or oral information provided by either Party shall alter the meaning or interpretation of the Joint Venture Agreement as amended by this Amendment.
[Signatures on the Following Page]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and delivered by their duly authorized representatives as of the Amendment Effective Date.

Samsung BioLogics Co., Ltd.
By:    /s/ Tae Han Kim
Name: Tae Han Kim
Title: Representative Director

Biogen Idec Therapeutics Inc.

By:    /s/ George Scangos
Name: George Scangos
Title: Chief Executive Officer

Exhibit A
Amendment to Articles of Incorporation

Current Provisions	Proposed Amendments
Article 2. Objectives
    The business objectives of the Company shall be as follows:
(a)    To develop, manufacture, commercialize, distribute and sell biosimilar pharmaceutical products; and
(b)    To engage in any and all acts, things, businesses and activities that are related, incidental or conducive, directly or indirectly, to the attainment of the foregoing objective.

Article 2. Objectives
    The business objectives of the Company shall be as follows:
(a)    To develop, manufacture, commercialize, distribute and sell pharmaceutical products, including biosimilar pharmaceutical products; and
(b)    To engage in any and all acts, things, businesses and activities that are related, incidental or conducive, directly or indirectly, to the attainment of the foregoing objective.

Article 17. Authority and Responsibility
    The following matters shall require resolution of the general meeting of shareholders:
(a) through (f): Omitted
(g)    Sale, assignment, transfer or other disposition of all or substantially all of the intellectual property and other assets for any biosimilar pharmaceutical product of the Company;
(h) through (k): Omitted
(1)     Addition of any biosimilar pharmaceutical product (other than any biosimilar pharmaceutical products based on the products marketed under the following names: [***] to the business of the Company; and
(m)    Omitted

Article 17. Authority and Responsibility
    The following matters shall require resolution of the general meeting of shareholders:
(a) through (f): Same as current clauses
(g)    Sale, assignment, transfer or other disposition of all or substantially all of the intellectual property and other assets for any pharmaceutical product of the Company;
(h) through (k): Same as current clauses
(1)     Addition to the business of the Company of (1) any biosimilar pharmaceutical product (other than any biosimilar pharmaceutical products based on the products marketed under the following names: [***] or (2) any pharmaceutical product that is not a biosimilar pharmaceutical product; and
(m)    Same as current clause

Addendum: 1. These amended Articles of Incorporation shall take effect as of October [*], 2014.

AMENDMENT NO. 3
TO
JOINT VENTURE AGREEMENT
THIS AMENDMENT NO. 3 TO JOINT VENTURE AGREEMENT (this “Amendment No. 3”) is executed as of the 20th day of February 2019 (the “Execution Date”) by and between:
(1)    Samsung BioLogics Co., Ltd., a company organized and existing under the laws of Korea with its principal offices at 125 Cheomdan-daero, Yeonsu-gu, Incheon, Republic of Korea (“Samsung”); and
(2)    Biogen Therapeutics Inc. (formerly known as “Biogen Idec Therapeutics Inc.”), a company organized and existing under the laws of Delaware, U.S.A, with its principal offices at 225 Binney Street, Cambridge, Massachusetts 02142, U.S.A. (“Biogen”).
Samsung and Biogen are hereinafter referred to collectively as the “Parties” and individually as a “Party.”
W I T N E S E T H :
WHEREAS, Samsung and Biogen entered into a Joint Venture Agreement (the “JVA”) dated December 6, 2011, as amended on February 28, 2012 and on September 29, 2014 (the JVA as so amended, the “Joint Venture Agreement”);
WHEREAS, pursuant to the Joint Venture Agreement, Samsung and Biogen established Samsung Bioepis Co., Ltd., a Korean stock corporation (the “Company”), as a joint venture company to engage in the development, manufacture, commercialization, distribution and sale of Biosimilar Pharmaceutical Products (the business objectives of the Company were subsequently expanded to the development, manufacture, commercialization, distribution and sale of biopharmaceutical products, including Biosimilar Pharmaceutical Products); and
WHEREAS, Samsung and Biogen now desire to amend the Joint Venture Agreement upon the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein below contained, and intending to be legally bound hereby, the Parties agree as follows:
Article 1.Effectiveness
1.1[***]
Article 2.    Definitions

2.1Capitalized terms used but not otherwise defined in this Amendment No. 3 shall have the meanings ascribed to them in the Joint Venture Agreement.
2.2Section 1.2 of the Joint Venture Agreement is incorporated herein by reference as if fully set forth in this Amendment No. 3.
Article 3.    Amendment of the Joint Venture Agreement
3.1Amendment of Section 1.1 of the Joint Venture Agreement. [***]
3.2Amendment of Section 6.5 of the Joint Venture Agreement. [***]
3.3Company Consent. [***]
3.4No Other Changes. Except as expressly amended by this Amendment No. 3, the Joint Venture Agreement shall remain in full force and effect in accordance with its terms.
Article 4.    Miscellaneous Provisions.
4.1Articles 18 and 19 and Sections 20.7, 20.8, 20.9, 20.13, 20.14 and 20.15 of the Joint Venture Agreement shall each apply to this Amendment No. 3, mutatis mutandis.
4.2The Joint Venture Agreement, together with the Exhibits and Schedules thereto, as amended by this Amendment No. 3, embodies the entire agreement of the Parties with respect to the subject matter of the Joint Venture Agreement and supersedes and cancels any and all prior understandings or agreements, oral or written, in relation hereto, which may exist between the Parties, including the Term Sheet entered into as of November 16, 2018, by and between the Parties. No oral explanation or oral information provided by either Party shall alter the meaning or interpretation of the Joint Venture Agreement as amended by this Amendment No. 3.
[Signatures on the Following Page]

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 3 to be executed and delivered by their duly authorized representatives as of the Amendment No. 3 Effective Date.
Samsung BioLogics Co., Ltd.

By:    /s/ Tae Han Kim
Name: Tae Han Kim
Title: Representative Director

Biogen Therapeutics Inc.

By:    /s/ Paul F. McKenzie
Name: Paul F. McKenzie
Title: EVP, PO&T

Exhibit A
[***]

Exhibit B
[***]

Exhibit C
[***]

Exhibit D
[***]

Exhibit E
[***]